Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ALLSTATE NON-INSURANCE HOLDINGS, INC.,

PIAZZA MERGER SUB INC.,

SQUARETRADE HOLDING COMPANY, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
as the Equityholder Representative

and

THE ALLSTATE CORPORATION,
solely with respect to Section 10.17

Dated as of November 28, 2016

Table of Contents

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		2

2.	THE MERGER		12

	2.1.	The Merger	12
	2.2.	Closing	13
	2.3.	Effective Time	13
	2.4.	Certificate of Incorporation	13
	2.5.	Bylaws	13
	2.6.	Directors and Officers	13

3.	EFFECT OF MERGER ON SHARES AND OPTIONS		13

	3.1.	Effect on Shares	13
	3.2.	Effect on Options	14
	3.3.	2012 Additional Purchase Price Amount	15
	3.4.	Closing Payments	15
	3.5.	Surrender and Payment Procedures	16
	3.6.	Dissenting Shares	17
	3.7.	No Further Transfers	17
	3.8.	Withholding	17
	3.9.	Additional Actions	18

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		18

	4.1.	Organization	18
	4.2.	Power and Authority	19
	4.3.	Authorization of Governmental Authorities	19
	4.4.	Noncontravention	19
	4.5.	Capitalization of the Company	19
	4.6.	Financial Matters	20
	4.7.	Absence of Undisclosed Liabilities	21
	4.8.	Absence of Certain Developments	21
	4.9.	Ownership of Assets	21
	4.10.	Real Property	22
	4.11.	Intellectual Property	22
	4.12.	Privacy and Data Security	24

i

	4.13.	Contracts	25
	4.14.	Legal Compliance; Permits	26
	4.15.	Litigation; Outstanding Orders	26
	4.16.	Tax Matters	27
	4.17.	Employee Benefit Plans	28
	4.18.	Labor Matters	29
	4.19.	Affiliate Transactions	30
	4.20.	Insurance	30
	4.21.	No Brokers	31
	4.22.	Sufficiency of Assets	31
	4.23.	Books and Records	31
	4.24.	Vote Required	31
	4.25.	Environmental Matters	31
	4.26.	Illegal or Unauthorized Payments; Political Contributions; Exports	31
	4.27.	Disclaimer of Other Representations and Warranties	32

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32

	5.1.	Organization	32
	5.2.	Power and Authority	33
	5.3.	Authorization of Governmental Authorities	33
	5.4.	Noncontravention	33
	5.5.	Litigation; Outstanding Orders	33
	5.6.	Sufficiency of Funds	33
	5.7.	No Brokers	34
	5.8.	Acquisition for Investment	34
	5.9.	Due Diligence Review	34

6.	COVENANTS		35

	6.1.	Interim Operations	35
	6.2.	Reasonable Best Efforts	38
	6.3.	Press Releases and Public Announcements	39
	6.4.	Access to Information	39
	6.5.	Notification of Certain Matters	40
	6.6.	D&O Indemnification	40
	6.7.	Employee Matters	42
	6.8.	Certain Tax Matters	43

	6.9.	R&W Policy	44
	6.10.	Expenses	44
	6.11.	Financial Information	45
	6.12.	Stockholder Approval	45
	6.13.	280G	45
	6.14.	Director Resignations	46
	6.15.	Payments	46

7.	CLOSING CONDITIONS		46

	7.1.	Mutual Closing Conditions	46
	7.2.	Closing Conditions of Parent and Merger Sub	46
	7.3.	Closing Conditions of the Company	47

8.	TERMINATION		47

	8.1.	Termination of Agreement	47
	8.2.	Effect of Termination	48

9.	INDEMNIFICATION		49

	9.1.	Survival	49
	9.2.	Indemnification of Parent	49
	9.3.	Indemnification by Parent	50
	9.4.	Other Limitations	50
	9.5.	Third Party Claims	51
	9.6.	Escrow Matters	51
	9.7.	Exclusive Remedy	52
	9.8.	Materiality	53
	9.9.	Tax Treatment	53

10.	MISCELLANEOUS		53

	10.1.	No Recourse Against Third Parties	53
	10.2.	Notices	53
	10.3.	Succession and Assignment; No Third-Party Beneficiary	54
	10.4.	Amendments and Waivers	55
	10.5.	Entire Agreement	55
	10.6.	Counterparts; Electronic Signature	55
	10.7.	Severability	55
	10.8.	Headings	55

10.9.	Construction	56
10.10.	Company Disclosure Letter	56
10.11.	Specific Performance	56
10.12.	Governing Law	56
10.13.	Jurisdiction; Venue; Service of Process	56
10.14.	Waiver of Jury Trial	57
10.15.	Equityholder Representative	57
10.16.	Waiver of Conflicts	59
10.17.	Ultimate Parent Undertaking	60

INDEX OF EXHIBITS

Exhibit A:                                         Form of Non Competition and Non Solicitation Agreement

Exhibit B:                                         Form of Escrow Agreement

Exhibit C:                                         Form of Payments Agreement

Exhibit D:                                         Form of Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of November 28, 2016 (as amended or otherwise modified in accordance with the terms hereof, this “Agreement”) is by and among Allstate Non-Insurance Holdings, Inc., a Delaware corporation (“Parent”), Piazza Merger Sub Inc., a Delaware corporation (“Merger Sub”), SquareTrade Holding Company, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Equityholders in connection with the transactions contemplated by this Agreement (the “Equityholder Representative”) and, solely for the purposes of Section 10.17, The Allstate Corporation, a Delaware corporation (“Ultimate Parent”).

RECITALS

WHEREAS, this Agreement contemplates a transaction in which Parent will acquire the Company pursuant to a merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger;

WHEREAS, the board of directors of Merger Sub has approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and has resolved to recommend the adoption of this Agreement by Parent, as its sole stockholder;

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and Parent, as Merger Sub’s sole stockholder, has executed a written consent adopting this Agreement and approving the Merger and the other transactions contemplated hereby;

WHEREAS, the board of directors of the Company has approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and has resolved to recommend the adoption of this Agreement by its stockholders;

WHEREAS, the board of directors of the Company has resolved to submit this Agreement to the stockholders of the Company for their adoption and it is contemplated that the requisite stockholders of the Company will, within one (1) Business Day following the execution and delivery of this Agreement, execute and deliver a written consent adopting this Agreement and approving the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, each of the individuals set forth on Schedule I hereto has executed and delivered to Parent a Non Competition and Non Solicitation Agreement substantially in the form attached hereto as Exhibit A, which will become effective as of Closing; and

WHEREAS, the parties hereto desire to make the representations, warranties, covenants, and agreements specified in this Agreement in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

As used herein, the following terms shall have the following meanings:

“2011 Agreement” means the Exchange and Securities Purchase Agreement, dated as of December 23, 2011, by and among the Company, SquareTrade, Inc., certain of the stock, option and warrant holders of SquareTrade, Inc. and Steve Abernethy, in his capacity as Sellers’ Representative thereunder, as amended by the First Amendment to the Exchange and Securities Purchase Agreement, dated as of January 19, 2012.

“2011 Seller Representative” means Steve Abernethy, in his capacity as the Sellers’ Representative under the 2011 Agreement.

“2012 Additional Payroll Amount” is defined in Section 3.3.

“2012 Additional Purchase Price Amount” means (a) $25,000,000 divided by (b) one minus the quotient of (i) the total number of shares of Class B Common Stock outstanding immediately following the 2012 Closing (calculated as if all securities exercisable or convertible into Class B Common Stock had been exercised or converted, but excluding any shares of Class B Common Stock issuable upon conversion of the Class A Common Stock), divided by (ii) the total number of shares of Class B Common Stock outstanding at the Effective Time (calculated as if all securities exercisable or convertible into Class B Common Stock had been exercised or converted).

“2012 Additional Purchase Price Statement” is defined in Section 3.3.

“2012 Closing” means the “Closing” as defined in and pursuant to the 2011 Agreement.

“Accounting Principles” means the principles, practices and methodologies set forth on Section 4.6.2 of the Company Disclosure Letter.

“Action” means any claim, action, demand, suit, audit, arbitration, citation, summons, subpoena or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by, or under common control with such specified Person at such time, and where “control” (and the related terms “controlling” and “controlled by”) means the power to direct the management and policies of such Person, directly or indirectly, whether by ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated, consolidated, combined, or unitary group for income Tax purposes, including an “affiliated group” within the meaning of Code Section 1504(a) or any similar provision of state, local, or foreign Legal Requirements.

“Agreement” is defined in the Preamble.

“Anticorruption Laws” is defined in Section 4.26.1.

“Audited Financials” is defined in Section 4.6.1.

“Books and Records” means all of the books and records of the Company or any of its Subsidiaries (including all data and other information stored on discs, tapes or other media as records of the Company in the ordinary course of business), including all such books and records to the extent relating to the Company’s or any of its Subsidiaries’ governance, legal existence or stock ownership, and copies of all books and records that are material to the ongoing operation of the business of the Company and its Subsidiaries by Parent after the Closing.

“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to be closed.

“Capital Stock” means all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any and all warrants, options, convertible, exercisable or exchangeable securities, or other rights to purchase or otherwise acquire any of the foregoing.

“Certificate of Merger” is defined in Section 2.3.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Closing Merger Consideration” means an amount equal to (a) $1,430,000,000 plus (b) the aggregate amount of cash actually paid to the Company in connection with the exercise of any Options or Warrants between the date hereof and the Effective Time by means of payment of the exercise price thereof in cash (including by check) and not by a net exercise or other cashless exercise feature plus (c) the aggregate exercise price of all Options that are outstanding immediately prior to the Effective Time plus (d) the aggregate amount outstanding under the promissory notes set forth on Section 3.4.1 of the Company Disclosure Letter less (e) the 2012 Additional Purchase Price Amount, less (f) the Escrow Amount, less (g) the Representative Fund Amount and less (h) the Equityholder Transaction Expenses.  For the avoidance of doubt, the amounts in clauses (b), (c) and (d) shall be without duplication.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” is defined in the Preamble.

“Company Disclosure Letter” is defined in the preamble to Section 4.

“Company Employees” is defined in Section 6.7.1.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.5.1, 4.6.5 and 4.21.

“Company Intellectual Property” means all material Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Plan” is defined in Section 4.17.1.

“Computer Systems” is defined in Section 4.11.8.

“Confidentiality Agreement” is defined in Section 6.4.2.

“Covered Party” is defined in Section 6.6.1.

“Customer” includes any current or prospective customer of the Company and anyone who is a direct, indirect, or beneficial owner, shareholder, employee, director, officer, individual consultant, distributor, reseller, agent, or end-user of a current or prospective customer of the Company.

“D&O Tail” is defined in Section 6.6.3.

“Data Protection Laws” means any data protection laws and regulations in the United States of America, the European Union, the United Kingdom, or elsewhere in the world that are applicable to the business of the Company and its Subsidiaries as it is operated as of the date hereof.

“Debt” means, with respect to any Person, obligations of such Person (a) for the unpaid principal amount of and accrued interest on all borrowed money or in respect of loans or advances, (b) evidenced by notes, bonds, debentures, or similar contractual obligations, (c) under leases required to be capitalized in accordance with GAAP, and (d) in the nature of guarantees or other obligations for any of the items described in clauses (a) through (c) above.  Notwithstanding the foregoing, Debt does not include any intercompany obligations between or among the Company and its Subsidiaries.

“DGCL” is defined in Section 2.1.1.

“Dissenting Shares” is defined in Section 3.6.

“Effect” is defined in the definition of “Material Adverse Effect” in this Section 1.

“Effective Time” is defined in Section 2.3.

“Encumbrance” means any charge, lien, pledge, security interest, mortgage, deed of trust, or other similar encumbrance; provided, that Encumbrances shall not include licenses.

“End Date” is defined in Section 8.1.3.

“Equityholder Indemnified Persons” is defined in Section 9.3.1.

“Equityholder Representative” is defined in the Preamble.

“Equityholder Transaction Expenses” means, except as set forth otherwise herein, the out of pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the negotiation, documentation, or consummation of this Agreement or any of the transactions contemplated hereby, including the fees and expenses of counsel, financial advisors, independent accountants, and the Payments Adminstrator (with respect to the portion of the fee payable by the Company).  Equityholder Transaction Expenses shall also include, without duplication of any fees and expenses included in the definition of Equityholder Transaction Expenses pursuant to the foregoing sentence, (i) $5,748,946, representing all of the R&W Insurance Policy and all costs and expenses payable to the broker and underwriters associated with obtaining and binding the R&W Insurance Policy, (ii) any premiums or similar costs or expenses incurred in connection with the D&O Tail, (iii) any transaction bonus, retention, or similar compensatory payments to any current or former employee, director, individual consultant or other service provider to the Company and its Subsidiaries, to the extent payable solely as a result of the consummation of the transactions contemplated by this Agreement, other than any such payments that are payable pursuant to arrangements implemented by Parent, in respect of any Option hereunder or any awards contemplated by clause (iv) below and the employer portion of any employment, payroll, social security or other Taxes with respect thereto, and (iv) the aggregate amount payable pursuant to any cash-based awards granted to employees of the Company or any of its Subsidiaries during the period commencing on the date hereof and ending at the Effective Time in consideration for the cancellation of any obligation of the Company or any of its Subsidiaries to grant such employee Options or other equity-based awards.

“Equityholders” means the Stockholders and the Optionholders.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA that includes or included, at the relevant time, the Company or any of its Subsidiaries.

“Escrow Account” means the account established and maintained by the Escrow Agent and into which the Escrow Amount is deposited pursuant to this Agreement.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means an escrow agreement substantially in the form attached hereto as Exhibit B, that is to be entered into pursuant to this Agreement by Parent, the Equityholder Representative and the Escrow Agent on or prior to the Closing Date.

“Escrow Amount” means $30,000,000.

“FCA” means the Financial Conduct Authority of the United Kingdom of Great Britain and Northern Ireland.

“FCA Approval” means, collectively, each required notification from the FCA, pursuant to Section 189(4)(a) of the FSMA, that the FCA approves of Parent acquiring control of any Subsidiaries of the Company which are registered with the FCA, to the extent required by applicable Legal Requirements, or the FCA shall have been treated as giving such approval pursuant to Section 189(6) of the FSMA.

“FCPA” is defined in Section 4.26.1.

“FICA” means the Federal Insurance Contributions Act.

“Financials” is defined in Section 4.6.1.

“First Escrow Release Date” means the date that is nine months following the Closing Date.

“FSMA” means the Financial Services and Markets Act (2000) of the United Kingdom of Great Britain and Northern Ireland.

“Fully Diluted Common Stock Number” means a number equal to (a) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time plus (b) the total number of shares of Class B Common Stock subject to Options (including, for the avoidance of doubt, Vested Options and Unvested Options) that are outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any officer, director, or employee of any Governmental Authority.  Without limiting the foregoing, “Government Official” includes any government officer, director, or employee, any officer, director, or employees of any government-controlled entity or public international organization, any officer, director, or employee of a government-owned or -controlled (in whole or in part) business, corporation, organization, or entity, any Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official, or candidate for public office.

“Governmental Authority” means any domestic or foreign court, arbitration tribunal or any United States federal, state, or local or any foreign government or administration, or political subdivision thereof or regulatory or other governmental authority, commission, instrumentality, public international organization, bureau, or agency (including any industry or other self-regulating body).  Without limiting the foregoing, “Governmental Authority” includes any government-owned or -controlled (in whole or in part) business, corporation, organization, or entity, of any country.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound IP Contracts” is defined in Section 4.11.3.

“Indemnified Party” means the applicable Equityholder Indemnified Person or Parent Indemnified Person, as the case may be.

“Indemnifying Party” means Parent in the case of indemnification of the Equityholder Indemnified Persons and means the Equityholders in the case of indemnification of the Parent

Indemnified Persons; provided, that the Equityholder Representative shall have all of the rights to make decisions and take actions in its role as the representative of the Equityholders, but for the avoidance of doubt shall have no liability or obligation whatsoever to indemnify the Parent Indemnified Persons in respect of any Indemnity Claim as a result of its status as “Equityholder Representative” or otherwise.

“Indemnity Arrangements” is defined in Section 9.4.1.

“Indemnity Claim” means a claim for indemnity under Sections 9.2 or 9.3, as the case may be.

“Intellectual Property” means intellectual property rights, including rights in the following: (a) patents, (b) copyrights, (c) trademarks, trade names, service marks, and service names, (d) domain names, (e) trade secrets and proprietary information (including proprietary information pertaining to inventions, discoveries, innovations, databases, and computer software), (f) any of the foregoing arising in connection with underwriting, inventory optimization, pricing, sales projections and predictions, fraud mitigation and prevention and other models that the Company has created or uses in its business and that are based on information that is licensed and/or proprietary to it, and (g) registrations and applications pertaining to any of the foregoing.

“IP Contracts” is defined in Section 4.11.3.

“Knowledge” (or similar phrases) means, when used with respect to the Company or any of its Subsidiaries, the actual knowledge of Ahmed Khaishgi, Mark Etnyre, Steve Abernethy, Josephine Chan, Andrew Ho, David La France, Beverly Chadwick, Sangeetha Raghunathan and Brad Snyder.

“Legal Requirement” means any federal, local or state or foreign constitution, law (including common law), statute, ordinance, code, rule, regulation, order, ordinance, license, writ, injunction, judgment, subpoena, award and decree and other legally enforceable requirement enacted, adopted, issued or promulgated by any Governmental Authority.

“Letter of Transmittal” is defined in Section 3.5.2.

“Loss Model” is defined in Section 4.6.5.

“Losses” is defined in Section 9.2.1.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance, or occurrence (each an “Effect”) that has had, or would, individually or in the aggregate with other events, reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that none of the following Effects shall constitute, and Effects resulting from any of the following shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) political, macroeconomic, financial, capital market, credit market, financial market, or industry-wide conditions; (b) regulatory changes, changes in Legal Requirements or the interpretation thereof, or changes in GAAP or the interpretation thereof; (c) natural or international disasters, calamities, emergencies, or acts of war, sabotage, or terrorism, or an escalation or worsening of any of the foregoing; (d) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby; (e) any action taken by the Company or any of its Subsidiaries that is required or expressly contemplated by this Agreement (other than compliance with the obligation to operate in the ordinary course of business) or that is taken at the written request of Parent or Merger Sub or the failure to take any action by the Company or any of its Subsidiaries if taking such action is prohibited by this Agreement; (f) the fact that the prospective owner of the Company and its Subsidiaries is Parent or any Affiliate of Parent and the impact of any of the foregoing on relationships with customers, suppliers, employees, or other business relations; and (g) any failure by the Company or any of its Subsidiaries to meet projections or forecasts of any kind (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred, to the extent such cause or factor is not otherwise excluded from this definition of Material Adverse Effect); provided, further, that in the cases of clauses (a)-(c) above, such changes or effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and its Subsidiaries relative to other companies of comparable size in the same industries and geographies in which the Company and its Subsidiaries operate.

“Material Contracts” is defined in Section 4.13.4.

“Material Customer” means each counterparty to any Material Contract which provides for annual payments of $1,000,000 or more by any such counterparty to the Company or its Subsidiaries during the twelve (12)-month period prior to the Most Recent Balance Sheet Date; provided, that the definition of Material Customer shall also mean each of the entities set forth on Section 1.1 of the Company Disclosure Letter.

“Material Supplier” means each counterparty to any Material Contract which provides for annual payments of $1,000,000 or more by the Company or its Subsidiaries to any such counterparty during the twelve (12)-month period prior to the Most Recent Balance Sheet Date; provided, that the definition of Material Supplier shall also mean each of the entities set forth on Section 1.2 of the Company Disclosure Letter.

“Merger” is defined in the Recitals.

“Merger Sub” is defined in the Preamble.

“Most Recent Balance Sheet Date” is defined in Section 4.6.1.

“Most Recent Financials” is defined in Section 4.6.1.

“New Plans” is defined in Section 6.7.2.

“Nonparty Affiliate” is defined in Section 10.1.

“Off-the-Shelf IT Agreements” is defined in Section 4.11.3.

“Old Plans” is defined in Section 6.7.2.

“Option” means an option to acquire shares of Class B Common Stock.

“Optionholder” means each holder of Options.

“Order” means any order, injunction, judgment, or ruling of any Governmental Authority.

“Outbound IP Contracts” is defined in Section 4.11.3.

“Owned Software” means material software owned or purported to be owned by the Company.

“Parachute Payment Waiver” is defined in Section 6.13.

“Parent” is defined in the Preamble.

“Parent Arrangements” is defined in Section 6.13.

“Parent Fundamental Representations” is defined in Section 7.3.1.

“Parent Indemnified Persons” is defined in Section 9.2.1.

“Parent Obligations” is defined in Section 10.17.

“Payment Fund” is defined in Section 3.4.1.

“Payments Administrator” means Acquiom Clearinghouse LLC, a Delaware limited liability company, or another commercial bank or trust company designated by the parties prior to the Closing, or any replacement thereof thereafter designated pursuant to the Payments Agreement.

“Payments Agreement” means that certain Acquiom Payments Administration Agreement substantially in the form attached hereto as Exhibit C, that is to be entered into pursuant to this Agreement by Parent, the Equityholder Representative, the 2011 Seller Representative and the Payments Administrator as soon as reasonably practicable following the date of this Agreement and prior to the Effective Time.

“Per Option Consideration” means, in respect of any Option, the amount equal to the product of (a) the excess (if any) of the Per Share Consideration over the exercise price of such Option, multiplied by (b) the number of shares of Class B Common Stock subject to such Option as of immediately prior to the Effective Time.

“Per Share Consideration” means an amount equal to the quotient (without rounding) obtained by dividing (a) the Closing Merger Consideration by (b) the Fully Diluted Common Stock Number.

“Permits” means any license, permit, consent, certificate, approval, registration or other similar authorization issued by, or otherwise granted by, any Governmental Authority.

“Permitted Encumbrance” means (a) Encumbrances for Taxes, assessments, or other claims by a Governmental Authority not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings; (c)

zoning codes, building codes, and other land use Legal Requirements of any Governmental Authority, in each case which do not materially and adversely affect the current use of the affected asset; (d) Encumbrances securing Debt which is disclosed in Section 1.3 of the Company Disclosure Letter; (e) purchase money Encumbrances or Encumbrances securing rental payments under capitalized or operating lease arrangements to the extent identified in Section 1.3 of the Company Disclosure Letter; (f) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement, and other similar Legal Requirements; (g) restrictions on transfer under applicable securities laws; (h) the other Encumbrances identified in Section 1.3 of the Company Disclosure Letter; and (i) such other Encumbrances that do not individually or in the aggregate materially detract from or diminish the value of, or materially impair the present use or operation of, the assets to which they relate.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Post-signing Interim Financials” is defined in Section 6.11.

“Pre-Closing Tax Returns” is defined in Section 6.8.1.

“Pro Rata Share” means, with respect to each Equityholder, the quotient obtained by dividing (i) the total number of shares of Common Stock held by such Equityholder, plus the total number of shares of Class B Common Stock subject to such Equityholder’s outstanding Options, in each case as of immediately prior to the Effective Time, by (ii) the Fully Diluted Common Stock Number.

“R&W Insurance Policy” is defined in Section 6.9.

“Real Property” is defined in Section 4.10.1.

“Real Property Leases” is defined in Section 4.10.1.

“Remaining Fund Property” is defined in Section 10.15.3.

“Representative” means, with respect to any Person, any member, manager, partner, director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Representative Expenses” is defined in Section 10.15.5.

“Representative Fund” is defined in Section 10.15.3.

“Representative Fund Amount” means $2,000,000.

“Reserves” is defined in Section 4.6.5.

“Securities Act” means the Securities Act of 1933.

“Shares” means the shares of Class A Common Stock and Class B Common Stock.

“Social Media Accounts” means any social media accounts (e.g., Facebook, Twitter, LinkedIn) that are controlled or purported to be controlled or registered by or on or behalf of the Company.

“Stock Certificates” means certificates representing the Shares.

“Stockholder Approval” means the approval by written consent or affirmative vote of (i) the holders of at least a majority of the Class A Common Stock and (ii) the holders of at least a majority of the outstanding Shares, voting on an as-converted basis, to adopt this Agreement and to approve the Merger and the other transactions contemplated by this Agreement.

“Stockholders” means the record holders of shares of Common Stock.

“Subleases” is defined in Section 4.10.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the Capital Stock or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Survival Date” is defined in Section 9.1.

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty, or addition thereto.

“Tax Proceeding” is defined in Section 6.8.2.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” is defined in Section 6.1.1.

“Third Party Claim” is defined in Section 9.5.

“Trade Laws” is defined in Section 4.26.2.

“Transfer Taxes” is defined in Section 6.8.4.

“Treasury Regulations” means the regulations promulgated under the Code.

“Ultimate Parent” is defined in the Preamble.

“Unvested Option” means an Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time and is not a Vested Option.

“Vested Option” means an Option (or portion thereof) that is outstanding, vested and exercisable as of immediately prior to the Effective Time, whether pursuant to its terms or at the discretion of the board of directors of the Company (or, if applicable, a committee thereof), after giving effect to any acceleration of vesting that occurs in connection with the consummation of the Merger, including without limitation the partial acceleration of Options held by employees with less than one year of service with the Company and the acceleration of Options subject to performance criteria.

“Warrant” means a warrant to acquire shares of Class B Common Stock.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Schedule or Exhibit means a Section of, or Schedule or Exhibit to, this Agreement, (b) the word “including” shall be construed as “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) words expressed in the masculine shall include the feminine and neuter genders and vice versa, (f) the word “will” shall have the same meaning as the word “shall”, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and shall not simply mean “if”, (h) references to “day” or “days” in the lower case means calendar days, (i) references to the “date hereof” are to the date of this Agreement, (j) the words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provisions of this Agreement, (k) references to dollars or “$” are to United States dollars, (l) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (m) documents and other information “made available” to Parent shall include all documents and other information posted to the online datasite maintained by the Company by 5:00 p.m. New York time on the day that is two (2) Business Days prior to the date hereof and (n) references to the “ordinary course of business” means the ordinary course of business consistent with past practice.

2.                                      THE MERGER

2.1.                                  The Merger.

2.1.1.                                     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware.  References to the “Company” in this Agreement shall mean and refer to the “Surviving Corporation” following the Effective Time.

2.1.2.                                     From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and Merger Sub, to the fullest extent provided under the DGCL.

2.2.                            Closing.  The consummation of the Merger (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP in New York, New York at 10:00 a.m. local time on the third (3rd) Business Day immediately following the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of the conditions set forth in Section 7 (other than any such conditions that are to be satisfied at the Closing, but subject to satisfaction or waiver (to the extent permitted by applicable Legal Requirements) thereof at the Closing), or at such other place and time or on such other date as Parent and the Company may mutually agree in writing; provided, that in no event shall the Closing take place prior to January 3, 2017.  The date on which the Closing actually occurs is the “Closing Date”.

2.3.                            Effective Time.  Subject to the other provisions of this Agreement, on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

2.4.                            Certificate of Incorporation.  From and after the Effective Time, the certificate of incorporation of the Company shall be amended and restated (subject to Section 6.6.2) in its entirety such that the Surviving Corporation’s certificate of incorporation shall be substantially identical (except with respect to the name of the Company) to the certificate of incorporation of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Legal Requirements.

2.5.                            Bylaws.  From and after the Effective Time, the bylaws of the Company shall be amended and restated (subject to Section 6.6.2) in their entirety such that the Surviving Corporation’s bylaws shall be substantially identical (except with respect to the name of the Company) to the bylaws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Legal Requirements.

2.6.                            Directors and Officers.  The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal, in accordance with the Surviving Corporation’s certificate of incorporation, bylaws and applicable Legal Requirements.

3.                                      EFFECT OF MERGER ON SHARES AND OPTIONS

3.1.                                  Effect on Shares.  At the Effective Time, by virtue of the Merger and without any other required action on the part of Parent, Merger Sub, the Company, any holder of any Capital Stock of the Company or Merger Sub or any other Person:

3.1.1.                                     Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock to be cancelled pursuant to Section 3.1.3 and any Dissenting Shares) shall automatically be cancelled and converted into the right of the holder thereof to receive an amount in cash, without interest, equal to (a) the Per Share Consideration and (b) the aggregate portion payable in respect of such share of Common Stock (determined by reference to the Pro Rata Shares of the Equityholders), if any, of (i) any portion of the Escrow Amount released to the Equityholders pursuant to Section 9.6 and the terms and conditions of the Escrow Agreement and (ii) any portion of the Representative Fund released to the Equityholders pursuant to Section 10.15.3.  As of the Effective Time, each share of Common Stock shall cease to exist and shall no longer be outstanding, and each holder of a Stock Certificate or Stock Certificates representing such Shares shall cease to have any rights with respect thereto, except the right to receive the amounts, if any, contemplated by this Section 3.1.1, in accordance with Sections 3.4.1 and 3.5.

3.1.2.                                     Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock of the Surviving Corporation.

3.1.3.                                     Each Share that is issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any Subsidiary of the Company, Parent or Merger Sub (including all treasury shares) shall automatically be cancelled and retired and shall cease to exist without payment of any consideration with respect thereto.

3.2.                                  Effect on Options.  At the Effective Time, by virtue of the Merger and without any other required action on the part of Parent, Merger Sub, the Company, any holder of any Capital Stock of the Company or Merger Sub or any other Person:

3.2.1.                                     Each Vested Option shall automatically be cancelled and converted into the right of the holder thereof to receive an amount in cash, without interest, equal to (a) the Per Option Consideration and (b) the aggregate portion payable in respect of such Vested Option (determined by reference to the Pro Rata Shares of the Equityholders), if any, of (i) any portion of the Escrow Amount released to the Equityholders pursuant to Section 9.6 and the terms and conditions of the Escrow Agreement and (ii) any portion of the Representative Fund released to the Equityholders pursuant to Section 10.15.3.  As of the Effective Time, each Vested Option shall cease to exist and shall no longer be outstanding, and each Optionholder shall cease to have any rights with respect thereto, except the right to receive the amounts, if any, contemplated by this Section 3.2.1, in accordance with Sections 3.2.4 and 3.4.2.  Parent shall or shall cause an Affiliate to pay all amounts contemplated by this Section 3.2.1 in accordance with Sections 3.2.4 and 3.4.2.

3.2.2.                                     Each Unvested Option shall automatically be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to (a) the Per Option Consideration and (b) the aggregate portion payable in respect of such Unvested Option (determined by reference to the Pro Rata Shares of the Equityholders), if any, of (i) any portion of the Escrow Amount released to the Equityholders pursuant to Section 9.6 and the terms and conditions of the Escrow Agreement and (ii) any portion of the Representative Fund released to Equityholders pursuant to Section 10.15.3.  The Per Option Consideration in respect of each Unvested Option shall vest on the vesting date or dates and on the terms on which the Unvested Option would otherwise have vested by its terms as in effect as of immediately prior to the Effective Time and, to the extent it vests, Parent shall or shall cause an Affiliate to pay it in accordance with Section 3.2.4. As of the Effective Time, each Unvested Option shall cease to exist and shall no longer be outstanding, and each Optionholder shall cease to have any rights with respect thereto, except the right to receive the amounts, if any, contemplated by this Section 3.2.2, in accordance with this Section 3.2.2 and Section 3.2.4.  Section 3.2.2 of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof of each Unvested Option, the holder of such Unvested Option, the number of shares of Class B Common Stock subject to such Option, the exercise price per share of such Option, and the vesting schedule applicable thereto.

3.2.3.                                     Prior to the Effective Time, the Company shall, subject to and conditioned upon the Effective Time, take all actions required pursuant to the Company’s stock option plans and the applicable Option agreements to effectuate the treatment of Options as contemplated by this Section 3.2.

3.2.4.                                     Subject to Section 3.8, all cash payments required to be made to Optionholders from time to time pursuant to this Agreement shall be paid by the Company to the Optionholders through the Company’s payroll system as soon as reasonably practicable after such amount has become vested, if applicable, and due and payable hereunder.

3.3.                                  2012 Additional Purchase Price Amount.  Pursuant to the 2011 Agreement, the 2012 Additional Purchase Price Amount shall become due and payable in connection with the Merger.  Prior to the Closing Date, the Company shall deliver to Parent a statement (the “2012 Additional Purchase Price Statement”), certified by the Chief Executive Officer and the Chief Financial Officer of the Company as true and correct, setting forth a calculation of the 2012 Additional Purchase Price Amount (including reasonable backup detail) and the portion of such payment that constitutes wages subject to employment Taxes, as reasonably determined by the Company, and that, in accordance with the 2011 Agreement, shall be payable subject to applicable employment Taxes through the Company’s payroll (such portion, the “2012 Additional Payroll Amount”).  Parent and Merger Sub shall (a) be entitled to rely on the 2012 Additional Purchase Price Statement with respect to the amount of the 2012 Additional Purchase Price Amount and the 2012 Additional Payroll Amount and (b) other than as provided in Sections 3.4.3 and 3.4.4, have no liability to the Company, the Equityholders or any other Person with respect to the payment or calculation of such amounts.

3.4.                                  Closing Payments.  At the Closing, Parent shall deliver or cause to be delivered the following:

3.4.1.                                     to an account designated in writing by the Payments Administrator prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the aggregate amount required to be paid with respect to the Shares (other than Common Stock being cancelled pursuant to Section 3.1.3 and any Dissenting Shares, and provided, that Parent shall be entitled to, and to instruct the Payments Administrator to, deduct and withhold from the aggregate Per Share Consideration payable at Closing to the obligors of the promissory notes between the Company and certain current and former employees of the Company or any of its Subsidiaries set forth on Section 3.4.1 of the Company Disclosure Letter, any amounts that remain outstanding (including principal and any accrued interest) under such promissory notes at Closing) under Section 3.1.1 (the “Payment Fund”), to be held by the Payments Administrator pursuant to the terms of the Payments Agreement and to be disbursed by the Payments Administrator pursuant to the terms of the Payments Agreement and this Agreement;

3.4.2.                                     to an account designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the aggregate Per Option Consideration payable in respect of all Vested Options, for further distribution by the Company to such Optionholders in accordance with Section 3.2.4, but not later than five (5) Business Days following the Closing Date;

3.4.3.                                     to an account designed in writing by the Payments Administrator prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the 2012

Additional Purchase Price Amount less the 2012 Additional Payroll Amount, each as stated in the 2012 Additional Purchase Price Statement, for further distribution by the Payments Administrator in accordance with the 2011 Agreement (as directed by the 2011 Seller Representative);

3.4.4.                                     to an account designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the 2012 Additional Payroll Amount, as stated in the 2012 Additional Purchase Price Statement, for further distribution by the Company in accordance with the 2011 Agreement;

3.4.5.                                     to one or more accounts designated in writing by the Company prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to such unpaid Equityholder Transaction Expenses as the Company requests in such writing;

3.4.6.                                     to an account designated in writing by the Escrow Agent prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Escrow Amount, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and to be disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement; and

3.4.7.                                     to an account designated in writing by the Equityholder Representative prior to the Closing Date, by wire transfer of immediately available funds, an amount equal to the Representative Fund Amount, to be held and disbursed by the Equityholder Representative in accordance with this Agreement.

3.5.                                  Surrender and Payment Procedures.

3.5.1.                                     As soon as reasonably practicable following the date of this Agreement and prior to the Effective Time, Parent shall appoint the Payments Administrator to receive the Payment Fund and act as payments administrator for purposes of the Merger pursuant to the terms of the Payments Agreement.  The Payment Fund shall not be used for any purpose except as set forth in this Agreement and the Payments Agreement.

3.5.2.                                     As soon as reasonably practicable following the date of this Agreement, and in any event at least ten (10) Business Days prior to the date on which the Effective Time occurs, Parent shall cause the Payments Administrator to mail or otherwise deliver (including via email to the email addresses provided by the Company) to each Stockholder : (a) a letter of transmittal in the form attached here to as Exhibit D (the “Letter of Transmittal”) for use in effecting the surrender of the Stock Certificate or Stock Certificates with respect to such Stockholder’s Shares and (b) instructions for use in effecting the delivery of such Letter of Transmittal in exchange for the right to receive consideration pursuant to the terms of this Agreement.  From and after the Effective Time, upon surrender to the Payments Administrator of the Stock Certificate or Stock Certificates with respect to such Shares (or affidavits in accordance with Section 3.5.3) and delivery of a validly executed Letter of Transmittal, duly completed in accordance with the instructions thereto, the Payments Administrator shall pay from the Payment Fund to such Stockholder, or as otherwise directed in the Letter of Transmittal, the consideration payable pursuant to the terms of this Agreement; provided, that Parent shall cause the Payments Administrator to make payment on the Closing Date to each Stockholder who has delivered such documentation to the Payments Administrator on or prior to the Closing Date.

3.5.3.                                     If any Stock Certificate has been lost, stolen or destroyed, upon delivery of a duly executed Letter of Transmittal and the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, the Payments Administrator will pay to such Person, in exchange for each of the Shares represented by such lost, stolen or destroyed Stock Certificate, the consideration payable pursuant to the terms of this Agreement, to be paid as provided in this Agreement and the Payments Agreement; provided, that Parent may, in its discretion and as a condition precedent to the payment to any such person of any amounts required to be paid hereunder, require the delivery of an indemnity agreement in customary form by the owner of such lost, stolen or destroyed Stock Certificate.

3.5.4.                                     Following the end of the twelve (12) month period beginning on the Closing Date, Parent shall be entitled to require the Payments Administrator to deliver to the Surviving Corporation any funds in the Payment Fund which had been made available to the Payments Administrator and not disbursed to the Stockholders (including all interest and other income then held by the Payments Administrator in respect of all funds made available to it).  If any Stock Certificate formerly representing Shares shall not have been surrendered prior to such twelve (12) month period (or immediately prior to such earlier date on which any Merger consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger consideration shall, to the extent permitted by Legal Requirement, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

3.6.                                  Dissenting Shares.

3.6.1.                                     Notwithstanding anything in this Agreement to the contrary, any Share that is issued and outstanding immediately prior to the Effective Time that is held by a Stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal for such Share pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive cash in the amount contemplated by Section 3.1.1.  At the Effective Time, each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive such rights as are granted to such holder of Dissenting Shares under and in accordance with the provisions of Section 262 of the DGCL.

3.6.2.                                     Notwithstanding the foregoing, if any such Stockholder fails to perfect, withdraws or loses its right to appraisal, each Dissenting Share held by such Stockholder will be treated as if such Dissenting Share had been converted as of the later of the occurrence of such event and the Effective Time into a right to receive upon delivery to Parent of a validly executed Letter of Transmittal, duly completed in accordance with the instructions thereto, and Stock Certificates (or affidavits in accordance with Section 3.5.3), cash in the amount specified in Section 3.1.1, to be paid as provided in this Agreement and the Payments Agreement.

3.7.                                  No Further Transfers.  As of and after the Effective Time there shall be no further registration of transfers on the books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, all previously issued and outstanding Shares shall automatically be cancelled and shall cease to exist, and no holder of record of a Stock Certificate shall have any rights as a stockholder of the Company, except the right to receive the consideration payable pursuant to the terms of this Agreement.  All Stock Certificates presented to the Payments Administrator, as contemplated by Section 3.5, shall be deemed cancelled upon such presentment.

3.8.                                  Withholding.  Each party hereto, the Payments Administrator and the Escrow Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as such party, the Payments Administrator or the Escrow Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax law, and pay such withheld amounts over to the appropriate Governmental Authority; provided, that the withholding party shall (and in the case of the Payments Administrator or the Escrow Agent, Parent

shall cause the Payments Administrator or Escrow Agent to) give reasonable prior written notice of any such withholding to the party or parties from whom amounts are to be withheld (other than with respect to backup withholding under Section 3406 of the Code or any required withholding on amounts that constitute wages or other compensatory amounts for Tax purposes), and the parties shall take commercially reasonable steps to reduce or eliminate any such withholding.  To the extent that amounts are so deducted and withheld by any party hereto and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through the Company’s payroll in accordance with applicable payroll procedures.

3.9.                                  Additional Actions.  If, at any time after the Closing Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent and Merger Sub to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and except as disclosed in the disclosure letter delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1.                                  Organization.

4.1.1.                                     Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation, or organization and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.1.2.                                     Section 4.1.2 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company as of the date hereof, the jurisdiction of organization of each such Subsidiary, the authorized and issued Capital Stock of each such Subsidiary, and the owners of all of the issued and outstanding Capital Stock of each such Subsidiary.  There are no outstanding shares of Capital Stock of any Subsidiary of the Company as of the date hereof which are not described in Section 4.1.2 of the Company Disclosure Letter.  There are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Subsidiary of the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Subsidiary. All Capital Stock of the Company’s Subsidiaries has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities laws, preemptive or similar right, purchase option, call or right of first refusal or similar right.  All such Capital Stock owned by the Company or its Subsidiaries is free and clear of any Encumbrances, other than any restrictions on transfer generally imposed under applicable securities laws.

4.1.3.                                     Except for the Persons listed in Section 4.1.2 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any Capital Stock of any Person.  Neither the Company nor any of its Subsidiaries has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution, or otherwise) in any other Person other than the Company or any of its Subsidiaries.

4.2.                                  Power and Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Company and, except for the Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution, and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

4.3.                                  Authorization of Governmental Authorities.  Except for compliance with the HSR Act and the FSMA, the execution and delivery by the Company of this Agreement does not, and the consummation by it of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority.

4.4.                                  Noncontravention.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will (a) violate any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) violate in any material respect any Legal Requirement applicable to the Company or any of its Subsidiaries, (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any obligation required by, any Material Contract to which the Company or any of its Subsidiaries is a party, or (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any properties or assets or rights of the Company or any of its Subsidiaries, except, in the case of the foregoing clauses (c) and (d), for such matters which would not have a Material Adverse Effect.

4.5.                                  Capitalization of the Company.

4.5.1.                                     The authorized, issued and outstanding Capital Stock of the Company as of the date hereof consists solely of (a) 50 million authorized shares of Class A Common Stock, 47,536,726 of which are issued and outstanding, and (b) 100 million authorized shares of Class B Common Stock, 30,800,803 of which are issued and outstanding and 8,397,274 of which are reserved for future issuance pursuant to outstanding Options.  Section 4.5.1 of the Company Disclosure Letter sets a complete and correct list as of the date hereof of (i) each record holder of outstanding Shares and the number of Shares held by each such holder, and (ii) with respect to each Option that is outstanding, the holder of such Option, the number of shares of Class B Common Stock subject to such Option, the term of such Option, and the exercise price per share of such Option.  The per share exercise price of each Option is not less than the fair market value of a share of Class B Common

Stock on the date on which the grant of such Option was by its terms effective. Except as described in the first sentence of this Section 4.5.1, as of the date hereof there are no outstanding shares of Capital Stock of the Company.  Except as set forth in Section 4.5.1 of the Company Disclosure Letter, there are no outstanding warrants, options, contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company as of the date hereof. There are no restrictions upon the voting or transfer of the Shares pursuant to the organizational documents of the Company or any agreement to which the Company is a party.  All Capital Stock of the Company has been duly and validly authorized and is validly issued, fully paid, and non-assessable and was not issued in violation of any federal or state securities laws, or in violation of or subject to any preemptive or similar right, purchase option, call or right of first refusal or similar right.

4.5.2.                                     Each Stockholder is a party to that certain Securityholder Agreement, dated as of January 19, 2012, by and among the Company, SQ Investco, LLC, holders of the Company’s securities, Bain Capital Fund X, L.P. and Bain Capital Venture Fund 2009, L.P. and FTP ST Investment LLC, pursuant to which, among other things, each Stockholder has agreed to (a) vote all Shares that such Stockholder owns or over which such Stockholder exercises voting power in favor of, and adopt, the transactions contemplated hereby and (b) execute and deliver all related documentation and take such other action in support of the transactions contemplated hereby as reasonably requested and (c) refrain from exercising any dissenters’ rights or rights of appraisal under any applicable Legal Requirement with respect to the transactions contemplated hereby.

4.6.                                  Financial Matters.

4.6.1.                                     Attached to Section 4.6.1 of the Company Disclosure Letter are copies of the following:

(a)                                 the unaudited, consolidated balance sheet of the Company as at September 30, 2016 (the “Most Recent Balance Sheet Date”) and the related unaudited, consolidated statement of income and cash flows of the Company for the nine-month period then ended (collectively, the “Most Recent Financials”), together with a full reconciliation to GAAP including all supporting details as at the Most Recent Balance Sheet Date prepared using the Accounting Principles; and

(b)                                 the audited, consolidated balance sheet of the Company as at each of December 31, 2015 and December 31, 2014 and the related audited, consolidated statement of income and cash flows of the Company for each of the fiscal years then ended (collectively, the “Audited Financials” and together with the Most Recent Financials, the “Financials”).

4.6.2.                                     The Audited Financials have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the consolidated financial position of the Company as at the date thereof and the consolidated results of operations and changes in financial position of the Company for the period covered thereby.  The Most Recent Financials are presented on Section 4.6.2 of the Company Disclosure Letter, together with a description of the Accounting Principles that underlie the development of the Most Recent Financials on a GAAP basis, with the exception of Deferred Income Taxes and Contingent Consideration attributable to the Bain Capital Transaction.  The Audited Financials and the Most Recent Financials have been prepared on the basis of information derived in good faith from the Books and Records, which are maintained in the ordinary course of business.  To the Knowledge of the Company, the Books and Records are accurate in all material respects and complete.

4.6.3.                                     The Company and its Subsidiaries have established and maintained systems of internal accounting controls that are sufficient to provide reasonable assurances that: (i) transactions are executed according to the management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to its assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since January 1, 2013, neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any auditor, accountant or representative thereof has received any material complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures methodologies or methods of the Company or any of its Subsidiaries or their respective accounting controls.

4.6.4.                                     Neither the Company nor any of its Subsidiaries has any liability or obligation in respect of any Debt.

4.6.5.                                     The promissory notes set forth on Section 3.4.1 of the Company Disclosure Letter permit any amounts that remain outstanding under such promissory notes at Closing to be withheld from the aggregate Per Share Merger Consideration payable to the obligors of such promissory notes. The outstanding principal amount of each promissory note set forth on Section 3.4.1 of the Company Disclosure Letter is equal to the aggregate exercise price of the Options to which such promissory note relates.

4.6.6.                                     The Company has provided or made available to the Parent (a) the methodology used by the Company to evaluate the adequacy or sufficiency of service contract and warranty reserves (“Reserves”) in relation to actual and expected costs on service contract and warranty claims; (b) all material data inputs used by the Company to perform such analysis; and (c) the outputs of such analysis (together, the “Loss Model”). The Loss Model is inclusive of all relevant reserve and claim data, as well as reserve performance analysis from December 31, 2012 through July 31, 2016 and all such data is derived from the Company’s Books and Records. The Company generates internal loss analysis reports from the Loss Model on a monthly basis and all such reports generated since December 31, 2015 have been provided to Parent.  All reports and analyses relating to the adequacy or sufficiency of the Reserves prepared since December 31, 2015 by or for CNA, Starr or any third party consultant and provided to the Company have been provided to Parent.

4.7.                                  Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a type required to be set forth on a balance sheet prepared in accordance with GAAP, other than (a) liabilities set forth in the Financials, (b) liabilities incurred in the ordinary course of business since December 31, 2015, (c) liabilities that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (d) liabilities set forth on Section 4.7 of the Company Disclosure Letter.

4.8.                                  Absence of Certain Developments.  (a) Since June 30, 2016, the Company and its Subsidiaries (i) have conducted the business of the Company and its Subsidiaries in the ordinary course of business and (ii) have not, except as set forth on Section 4.8 of the Company Disclosure Letter or as consented to by Parent pursuant to Section 6.1.2, taken any action or failed to take any action that would have resulted in a breach of clauses (a), (b), (c), (e), (f), (g), (h), (i), (m), (o), (q), (r) or (s) of Section 6.1.2 had such action or omission occurred during the period from the date hereof to the Closing and (b) since December 31, 2015, there has not been any Effect that has had a Material Adverse Effect.

4.9.                                  Ownership of Assets.  The Company or one of its Subsidiaries has good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, and otherwise commercially exploit, all of the properties, rights, and assets, whether real or personal and whether tangible or intangible, that are used or held for use in connection with the business and operations of the Company and its Subsidiaries, except in each case for failures to have such title, interest and rights that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  None of the real or personal property of the Company or any of its Subsidiaries is subject to any Encumbrance, other than a Permitted Encumbrance.  Notwithstanding the foregoing, the provisions of this Section 4.9 shall not be applicable to Intellectual Property, Intellectual Property being solely addressed by the representations and warranties set forth in Section 4.11.

4.10.                           Real Property.

4.10.1.                              Section 4.10.1 of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof, including addresses, of each material leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, the Company or any of its Subsidiaries (the “Real Property”).  Section 4.10.1 of the Company Disclosure Letter identifies, with respect to each portion of the Real Property, each lease, sublease, license, or other contractual obligation under which such Real Property is occupied or used (the “Real Property Leases”).  Neither the Company nor any of its Subsidiaries owns any interest of any kind in any real property. Each of the Real Property Leases constitutes the valid and legally binding obligation of the Company and its subsidiaries, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect.  As of the date hereof, each of the Real Property Leases is in full force and effect, and, (a) the Company or one of its Subsidiaries holds a valid leasehold interest in the subject Real Property, (b) there is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or any of its Subsidiaries under any of the Real Property Leases, and (c) the Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries.

4.10.2.                              Section 4.10.2 of the Company Disclosure Letter sets forth a complete and correct list as of the date hereof, including addresses, of all subleases, licenses, concessions, occupancy agreements, or other contractual obligations granting to any Person (other than the Company or one of its Subsidiaries) the right of use or occupancy of the Real Property (the “Subleases”) and there is no Person (other than the Company or one of its Subsidiaries) in possession of the Real Property, except as set forth in Section 4.10.2 of the Company Disclosure Letter. Each of the Subleases is in full force and effect.

4.11.                           Intellectual Property.

4.11.1.                              Section 4.11.1 of the Company Disclosure Letter sets forth (a) an accurate and complete list of all patents, patent applications, registered marks and registered copyrights, applications for mark and copyright registrations, domain names, and other forms of registered Intellectual Property and applications therefor, and Social Media Accounts and (b)  Owned Software, in each case of (a) and (b), owned or purported to be owned by the Company or one of its Subsidiaries as of the date hereof.  The Company exclusively owns, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to (a) the Intellectual Property set forth in Sections 4.11.1(a) and (b) of the Company Disclosure Letter and (b) all Owned Software.

4.11.2.                              The Company or one of its Subsidiaries owns or otherwise has a valid right to use, practice or exploit all Intellectual Property needed to conduct the business of the Company and its Subsidiaries as currently conducted.  To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is under an obligation to grant or offer to any other Person any license, covenant not to sue or other right under or with respect to any Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries and (ii) the consummation of the transactions contemplated by this Agreement will not alter or impair the right of the Company or any of its Subsidiaries in or to any Intellectual Property rights material to the business of the Company and its Subsidiaries as currently conducted.

4.11.3.                              Section 4.11.3 of the Company Disclosure Letter identifies each agreement (a) under which the Company or any of its Subsidiaries uses or licenses any Intellectual Property that any Person besides the Company or one of its Subsidiaries owns other than Off-the-Shelf IT Agreements (the “Inbound IP Contracts”)  and (b) under which the Company or any of its Subsidiaries has granted any Person any right or interest in any Company Intellectual Property other than such grants that are non-exclusive and immaterial (the “Outbound IP Contracts,” and together with the Inbound IP Contracts, the “IP Contracts”).  For the purposes of the foregoing, “Off-the-Shelf IT Agreements” means agreements pertaining to the use of, or access to, software, data, data storage, network systems, cloud services, telecommunications contracts, data center services, and other information technology products or services that are obtained from a third party that are: (a) generally available to the public on the Closing Date; and (b) have an annual commitment of less than $50,000 per year; provided, that the Off-the-Shelf IT Agreements shall not include any agreements for which a royalty dependent on the Company’s revenue is owed.

4.11.4.                              Neither the Company nor any of its Subsidiaries (a) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property of any Person in a manner that could give rise to a claim from a third party that would be materially adverse to the Company or (b) has received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person (including any demand to refrain from using any Intellectual Property of any Person).  To the Knowledge of the Company, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property owned by the Company or any of its Subsidiaries.

4.11.5.                              The Company or one of its Subsidiaries has taken commercially reasonable steps and precautions consistent with practices in its industry to maintain the confidentiality of the confidential information and trade secrets of the Company and its Subsidiaries.

4.11.6.                              Neither the Company nor one of its Subsidiaries has disclosed or delivered to any other Person (other than to developers working for the Company or any of its Subsidiaries subject to reasonable confidentiality obligations) or permitted the disclosure or delivery from any escrow agent or other Person of, any source code of the Owned Software.  The Company maintains (i) machine readable copies of the Owned Software, and (ii) technical documentation or user manuals for material releases or versions thereof currently in use by the Company, currently made available to the Company’s customers, or currently supported by the Company.  The Company maintains at least one copy of the source code of the Owned Software, and such code is maintained under confidentiality and in accordance with reasonable safekeeping for proprietary source code.

4.11.7.                              Except as set forth in Section 4.11.7 of the Company Disclosure Letter, to the Knowledge of the Company, no present or former employee, officer, or director of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property, or in or to any Intellectual Property owned or purported to be owned by the Company.  Each Person who is or was an employee or independent contractor of the

Company or its Subsidiaries and who is or was involved in the creation or development of any Company Intellectual Property has signed a valid and enforceable agreement containing an assignment of intellectual property rights to the Company and a covenant to safeguard and maintain the security and confidentiality of all trade secrets owned or purported to be owned by the Company.

4.11.8.                              Except as set forth in Section 4.11.8 of the Company Disclosure Letter, the computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used by the Company are sufficient in all material respects for such Company’s current needs in the operation of the business of the Company as presently conducted, and, to the Company’s Knowledge, in the past twenty-four (24) months, there have been no material failures, crashes, security breaches, or other adverse events affecting the Computer Systems which have caused material disruption to the business of the Company and its Subsidiaries.  The Company provides for the back-up and recovery of material data and has taken commercially reasonable steps to implement such procedures.  The Company has taken commercially reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

4.11.9.                              Except as set forth in Section 4.11.9 of the Company Disclosure Letter, none of the Owned Software contains, is derived from, or is distributed, integrated or bundled with software subject to any license commonly referred to as a “copyleft” or “open source” license that, as used, modified, integrated, bundled or distributed by the Company or its Subsidiaries: (i) requires or conditions the use or distribution of such Owned Software on the disclosure, licensing or distribution of any source code for any portion of the Owned Software; or (ii) otherwise imposes an obligation on the Company to distribute any Owned Software on a royalty-free basis.

4.12.                           Privacy and Data Security.

4.12.1.                              To the Knowledge of the Company, the Company and its Subsidiaries since January 1, 2014 have complied, to the extent applicable, in all material respects with (i) all Data Protection Laws; (ii) generally accepted industry standards, to protect the operation, confidentiality, integrity, and security of its software, systems, and websites that are involved in the collection and/or processing of personal data; and (iii) any requirements or restrictions relating to the transfer of Personal Data across national borders.

4.12.2.                              Neither the Company nor any of its Subsidiaries has received any subpoenas, demands, or other written notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law.  No written notice, complaint, claim, enforcement action, or litigation of any kind has been served on, or, to the Knowledge of the Company, initiated against, the Company or any of its Subsidiaries under any applicable Data Protection Law.

4.12.3.                              To the Knowledge of the Company and except as would not have a Material Adverse Effect, there have been no failures, crashes, security breaches, or other adverse events or incidents related to Personal Data affecting the Company or any of its Subsidiaries which would require notification of individuals, law enforcement, or any governmental authority or any remedial action under any applicable contract or data protection law.  To the Knowledge of the Company, there are no pending or expected complaints, actions, fines, or other penalties facing the Company or any of its Subsidiaries in connection with any such failures, crashes, security breaches, or other adverse events or incidents.

4.13.                           Contracts.

4.13.1.                              Contracts.  Section 4.13.1 of the Company Disclosure Letter lists each of the following contracts to which the Company or any of its Subsidiaries is party as of the date hereof:

(a)                                 any contract relating to the acquisition or disposition of any corporation, partnership, or other business or operations, or the capital stock or all or substantially all of assets of any Person, or any Person, under which the Company or any of its Subsidiaries has material continuing obligations;

(b)                                 any contract creating a partnership, limited liability company, or joint venture;

(c)                                  any contract for the benefit of any Person other than the Company or any of its Subsidiaries and (i) relating to non-competition restrictions or that otherwise materially restricts the conduct of business by the Company or any of its Subsidiaries or (ii) obligating the Company or, following the Closing, Parent or any of its Affiliates, to conduct any business on an exclusive basis with any Person;

(d)                                 any contract that grants, or agrees to grant, any Person a right to “most favored nation” terms and which by its terms requires, or which otherwise involves, payments or reasonably expected payments by or to the Company or any of its Subsidiaries in excess of $250,000 in the twelve (12) month period prior to or after the Most Recent Balance Sheet Date;

(e)                                  any contract pursuant to which the Company or any of its Subsidiaries has agreed to settle, waive, or otherwise compromise any material pending or threatened Action and under which the Company or any of its Subsidiaries has continuing material obligations;

(f)                                   any contract pursuant to which the Company or any of its Subsidiaries has incurred any Debt;

(g)                                  any contract which is not terminable without surviving material obligations at the option of the Company or any of its Subsidiaries on less than ninety (90) days’ notice and which provides for the employment of any Person on a full-time basis or which otherwise concerns the provision of compensation or other benefits to any Person, in each case other than (i) contracts with Persons whose annual base compensation is less than $200,000 per year and (ii) any contract which is a Company Plan;

(h)                                 any contract pursuant to which an Encumbrance (other than a Permitted Encumbrance) is placed or imposed on any material asset, property or right of the Company; and

(i)                                     any contract with a Material Customer or a Material Supplier.

(j)                                    any other contract (other than a Company Plan) which is not terminable without surviving material obligations at the option of the Company or any of its Subsidiaries on less than ninety (90) days’ notice and which by its terms requires, or which otherwise involves, payments or reasonably expected payments by or to the Company or any of its Subsidiaries in excess of $1,000,000 in the twelve (12)-month period prior to or after the Most Recent Balance Sheet Date.

4.13.2.                              No Material Customer has cancelled, terminated or provided any written notice, nor, to the Knowledge of the Company, verbal indication, to the Company or any of its Subsidiaries of any intent to cancel or terminate its relationship with the Company and its Subsidiaries under, or in respect of, a Material Contract or has materially decreased its subscriptions for usage of the products or services provided by the Company or any of its Subsidiaries under or, in respect of, a Material Contract.

4.13.3.                              No Material Supplier has cancelled, terminated or provided any written notice, nor, to the Knowledge of the Company, verbal indication, to the Company or any of its Subsidiaries of any intent to cancel or terminate its relationship with the Company and its Subsidiaries under, or in respect of, a Material Contract or has materially increased the pricing for the products or services provided by such Material Supplier to the Company or any of its Subsidiaries under or, in respect of, a Material Contract

4.13.4.                              Enforceability; Breach.  Each contract required to be disclosed on Section 4.13.1 of the Company Disclosure Letter, together with the Real Property Leases and the IP Contracts (all such contracts, the “Material Contracts”) is a valid and binding obligation of the Company or its Subsidiary and enforceable against the Company and, to the Knowledge of the Company, enforceable against each other party thereto (except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law) against each party thereto and is in full force and effect.  The Company has not received written notice of cancellation of any Material Contract.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract is in material breach or violation of, or material default under, any Material Contract.

4.14.                           Legal Compliance; Permits.

4.14.1.                              Except as disclosed in Section 4.14.1 of the Company Disclosure Letter, since January 1, 2012, the Company and each of its Subsidiaries has been in compliance in all material respects with all Legal Requirements.  Neither the Company nor any of its Subsidiaries has at any time since January 1, 2012 received any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company or any of its Subsidiaries to comply in any material respect with, any Legal Requirement, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that is no longer being pursued by such Governmental Authority following a response by the Company or its Subsidiaries.

4.14.2.                              The Company and its Subsidiaries have been duly granted all material Permits under all Legal Requirements necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct the business of the Company and its Subsidiaries as currently conducted.  Section 4.14.2 of the Company Disclosure Letter describes each such Permit as in effect on the date hereof.  Except as would not have a Material Adverse Effect, each such Permit is valid and in full force and effect.  The Company and each of its Subsidiaries is in material compliance with all of the terms and requirements of each such Permit.  With respect to the Permits, the Company has not at any time since January 1, 2012 received any written notice or other written communication from any Governmental Authority regarding any actual or proposed revocation, suspension or termination of, or modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority, that is no longer being pursued by such Governmental Authority following a response by the Company or its Subsidiaries or that would not have a Material Adverse Effect.

4.15.                           Litigation; Outstanding Orders.  Except as disclosed in Section 4.15 of the Company Disclosure Letter, (i) there is no Action pending or with respect to which the Company or any of its

Subsidiaries has been served with notice or any other Action that, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries, that individually (or in the aggregate with respect to any Actions based on similar facts, circumstances or events or involving similar factual allegations) (A) would reasonably be expected to result in any liability or loss in excess of $100,000, (B) would reasonably be expected to have the effect of preventing any of the transactions contemplated hereby or (C) would reasonably be expected to result in a material injunction or other similar remedy and (ii) there is no Order outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets, properties, rights or businesses resulting in, or that would reasonably be expected to result in, (A) a liability or loss of $100,000 or more or (B) a material injunction or other similar remedy.

4.16.                           Tax Matters.

4.16.1.                              The Company and its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all income and other material Tax Returns required to be filed by them in accordance with all applicable Legal Requirements.  All income and other material Taxes owed by the Company or any of its Subsidiaries (whether or not as shown on any such Tax Return(s)) have been timely paid in full.

4.16.2.                              No Action concerning any Tax liability or Tax Return of the Company or any of its Subsidiaries is currently pending or being conducted or has been threatened in writing.

4.16.3.                              Neither the Company nor any of its Subsidiaries is now, or has been, a member of an Affiliated Group, other than an Affiliated Group the common parent of which is or was the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to any contract relating to Tax sharing or Tax allocation (other than contracts as to which only the Company and its Subsidiaries are party or contracts the principal purpose of which is not Tax sharing or Tax allocation).  Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

4.16.4.                              Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Code § 355(a).

4.16.5.                              Neither the Company nor any of its Subsidiaries has any outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes.

4.16.6.                              There are no rulings with respect to income or other material Taxes requested by or on behalf of the Company or any of its Subsidiaries from any Tax authority.

4.16.7.                              There are no material Tax liens upon any property or assets of the Company or any of its Subsidiaries other than those not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings.

4.16.8.                              Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

4.16.9.                              No claim has been made by any Tax authority in writing in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion threatened in writing.

4.16.10.                       Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale transaction occurring before the Closing Date governed by Section 453 of the Code; (iv) transaction occurring before the Closing Date reported as an open transaction for U.S. federal income Tax purposes; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law).

4.16.11.                       Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries.

4.17.                           Employee Benefit Plans.

4.17.1.                              For purposes of this Agreement, “Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation and benefit plan, program, or arrangement, including any multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive compensation, deferred compensation,  material fringe benefit and other benefit plan, agreement, program, or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries, or under which the Company or any Subsidiary has any current or potential liability.

4.17.2.                              Section 4.17.2 of the Company Disclosure Letter contains a complete and correct list of all material Company Plans.  With respect to each material Company Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) the Company Plan (including all amendments thereto); (ii) all material trust agreements, insurance contracts and other funding vehicles; (iii) the most recent summary plan description, if any, required under ERISA, and any summary of material modifications thereto; and (iv) if the Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service covering such plan; and (v) the most recent written results of all required compliance testing.

4.17.3.                              No Company Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any withdrawal liability to the Company or any of its Subsidiaries.

4.17.4.                              Each Company Plan was established and has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with applicable Legal Requirements.

4.17.5.                              Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is subject to a favorable determination or opinion letter to the effect that it is so qualified, and its related trust has received a determination or opinion letter to the effect that it is exempt from tax under Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

4.17.6.                              There are no pending or, to the Knowledge of the Company, threatened material actions, claims or lawsuits against or relating to the Company Plans (other than routine benefits claims) or, to the Knowledge of the Company, the trusts under such plans, the plan sponsor, the plan administrator, or any fiduciary of the Company Plans solely with respect to the operation of such plans. No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

4.17.7.                              Except as set forth in Section 4.17.7 of the Company Disclosure Letter, none of the Company Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other Legal Requirements or at the expense of the participant or the participant’s beneficiary.

4.17.8.                              Except as set forth in Section 4.17.8 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or together with any other event) (i) entitle any current or former director, officer or employee of the Company or any Subsidiary to any payment under any Company Plan; or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee under any Company Plan.  No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

4.17.9.                              As of the Closing Date, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or together with any other event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.  The parties acknowledge that this Section 4.17.9 shall not apply to any Parent Arrangements and that, for the avoidance of doubt, compliance with this Section 4.17.9 shall be determined as if such Parent Arrangements had not been entered into.

4.17.10.                       All Company Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, to the extent required by applicable Legal Requirements.

4.18.                     Labor Matters.

4.18.1.                              No employee of the Company or any of its Subsidiaries is currently represented by a labor union and neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with a labor union.  To the

Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or its Subsidiaries and no demand for recognition of employees of the Company or its Subsidiaries has been made by, or on behalf of, any labor union.  Additionally, (i) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has experienced any labor strike, material slowdown or material work stoppage or lockout in the three (3) years immediately preceding the date hereof; (iii) there is no material claim or petition by an employee representative body pending before any applicable Governmental Authority; and (iv) there are no current material charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

4.18.2.                              Each of the Company and its Subsidiaries is, and has during the immediately preceding three (3) years been, in compliance in all material respects with all federal, state, local and foreign Legal Requirements regarding labor, employment and employment practices, conditions of employment, occupational safety and health, wages and hours, employment of foreign citizens, overtime, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, and classification of employees and independent contractors.

4.18.3.                              None of the Company nor any of its Subsidiaries is delinquent by more than ten (10) Business Days in payment to any of its current or former directors, officers or employees for any wages, fees, salaries, commissions, bonuses or other direct compensation for services performed by them or amounts required to be reimbursed to such current or former directors, officers or employees or in payment owed upon any termination of such person’s employment or service.

4.18.4.                              None of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar law) or taken any other action that would reasonably be expected to result in any required notice or material liability under any state, local or foreign plant closing notice law.

4.18.5.                              To the Knowledge of the Company, no director or officer of the Company is bound by any contract or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Company or any of its Subsidiaries or that could materially conflict with the Company’s or any of its Subsidiaries’ business as currently conducted.

4.19.                           Affiliate Transactions.  No Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) is party to any agreement, whether verbal or written, with the Company or any of its Subsidiaries.  No Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) provides any material services to the Company or any of its Subsidiaries.  No Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) owns any interest in any material asset or property (whether tangible or intangible) used by the Company or any of its Subsidiaries in the conduct of the business of the Company and its Subsidiaries.

4.20.                           Insurance.  Section 4.20 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all material insurance policies in force with respect to the Company or any of its Subsidiaries, other than any insurance policies relating to Company Plans.  Neither the Company nor any of its Subsidiaries is in default under, and no notice of cancellation or termination has been received by the

Company or any of its Subsidiaries with respect to, any material insurance policy in force with respect to the Company or any of its Subsidiaries.

4.21.                           No Brokers.  Except for liability to Financial Technology Partners LP, neither the Company nor any of its Subsidiaries has any liability to any broker, finder, or agent in connection with the transactions contemplated by this Agreement.

4.22.                           Sufficiency of Assets.  Except as set forth in Section 4.22 of the Company Disclosure Letter, as of the Closing, the assets, properties and rights of the Company and its Subsidiaries will comprise all of the assets, properties and rights necessary to permit Parent to conduct the business of the Company and its Subsidiaries immediately following the Closing Date in substantially the same manner as the business of the Company and its Subsidiaries is being conducted as of the date hereof, except in each case for failures to have such assets, properties and rights that have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Notwithstanding the foregoing, the provisions of this Section 4.22 shall not be applicable to Intellectual Property, Intellectual Property being solely addressed by the representations and warranties set forth in Section 4.11.2.

4.23.                           Books and Records.  All Books and Records are maintained in accordance with applicable Legal Requirements.

4.24.                           Vote Required.  The Stockholder Approval is the only vote or approval of the Equityholders that is required in order for the Company to effect the transactions contemplated hereby.

4.25.                           Environmental Matters.  Except as set forth in Section 4.25 of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries that seek to impose, or that are reasonably likely to result in, any material liability or obligation of the Company or any of its Subsidiaries under any Legal Requirement concerning worker health and safety, pollution or the protection of the environment or human health as it relates to the environment, and neither the Company nor any of its Subsidiaries is subject to any Order imposing any material liability or obligation on the Company or any of its Subsidiaries with respect to any of the foregoing.

4.26.                           Illegal or Unauthorized Payments; Political Contributions; Exports.

4.26.1.                              None of the Company, any Subsidiary or Affiliate or, to the Knowledge of the Company, any directors, or officers, agents, or employees, shareholders, owners (whether direct, indirect, or beneficial), partners, managers, members, or any other Person, in each case acting for or on behalf of the Company or any Subsidiary or Affiliate, (i) is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, or any other applicable Law relating to bribery or corruption (collectively, including the FCPA, the “Anticorruption Laws”); (ii) has offered, promised, or given anything of value, directly or indirectly, to a Customer to induce or reward the improper performance of the Customer’s function or the breach of a duty owed by the Customer to his or her employer, in each case in violation of applicable Anticorruption Laws; (iii) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official; (v) has taken or caused to be taken, directly or indirectly, any action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage; or (vi) is or has ever been a Government Official.

4.26.2.                              The Company and its Subsidiaries and Affiliates and, to the Knowledge of the Company, any and all distributors of the Company’s and its Subsidiaries’ and Affiliates’ products and services, in each case acting for or on behalf of the Company or any Subsidiary of Affiliate, have (i) complied with all applicable Legal Requirements related to the sale, marketing, promotion or export of goods and services promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, by the United States Department of Commerce, or by the U.S. Customs and Border Protection (the “Trade Laws”) and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations.

4.26.3.                              Neither the Company nor any of its Subsidiaries or Affiliates has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law, Anticorruption Laws, or any similar applicable law by any Governmental Authority, nor to the Knowledge of the Company have there been any allegations, investigations (formal or informal), inquiries, actions, charges, or proceedings with regard to any violation or potential violation of the any of the foregoing laws by the Company, or any of their Subsidiaries or Affiliates, nor any of their respective directors, officers, employees, shareholders, agents, or any other Person, in each case acting for or on behalf of the Company or any Subsidiary or Affiliate.

4.27.                           Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS SECTION 4 OR IN THE CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO SECTION 7.2.4, NONE OF THE COMPANY, ANY SUBSIDIARY OF THE COMPANY, ANY NONPARTY AFFILIATE, OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING WITH REGARD TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT, ITS AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON FOR THEIR BENEFIT.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSELY AND SPECIFICALLY SET FORTH IN THIS SECTION 4 OR IN THE CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO SECTION 7.2.4, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, OR ANY USE BY PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF, ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.

5.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

5.1.                                  Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

5.2.                                  Power and Authority.  Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by each of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution, and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.3.                                  Authorization of Governmental Authorities.  Except for compliance with the HSR Act and the FSMA and as set forth in Section 4.3 of the Company Disclosure Letter, the execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation by them of the transactions contemplated hereby will not, require any Order or Permit of, or filing with or notification to, any Governmental Authority, except in each case for such items that, if not obtained or made, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

5.4.                                  Noncontravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the transactions contemplated hereby by Parent and Merger Sub will (a) violate any provision of the organizational and governing documents of Parent or Merger Sub, (b) violate in any material respect any Legal Requirement applicable to Parent or Merger Sub, (c) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any obligation required by, any contract to which Parent or Merger Sub is a party, or (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any properties, assets or rights of Parent or Merger Sub, except, in the case of the foregoing clauses (c) and (d), for such matters which would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

5.5.                                  Litigation; Outstanding Orders.  There are no Actions pending or, to the knowledge of Parent, threatened against Parent or Merger Sub which if decided adversely to Parent or Merger Sub would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.  Neither Parent nor Merger Sub is subject to any Order that specifically names Parent or Merger Sub and that would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

5.6.                                  Sufficiency of Funds.  Parent and Merger Sub have, and will have on the Closing Date, sufficient immediately available funds to make all payments required by Section 3.4 and otherwise consummate the transactions contemplated hereby and pay all related fees and expenses.  Each of Parent and Merger Sub understands and acknowledges that the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement or obtaining of any financing, or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

5.7.                                  No Brokers.  Except for liability to Ardea Partners, LLC and Lazard Frères & Co. LLC, neither Parent nor Merger Sub has any liability to any broker, finder, or agent in connection with the transactions contemplated by this Agreement.

5.8.                                  Acquisition for Investment.  The Capital Stock of the Company to be acquired by Parent pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Parent will not offer to sell or dispose of any of the Capital Stock of the Company so acquired by it in violation of any of the registration requirements of the Securities Act or any applicable state Legal Requirement.  Parent has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of this Agreement and the transactions contemplated hereby.  Parent acknowledges that it has been afforded:  (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and its Subsidiaries concerning the merits and risks of investing in the Company and its Subsidiaries; (b) access to information about the Company and its Subsidiaries, their results of operations, financial condition, and cash flows, and their business generally, in each case sufficient to Parent’s satisfaction to enable Parent to evaluate whether or not to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) the opportunity to obtain such additional information that Parent believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.9.                                  Due Diligence Review.

5.9.1.                                     Notwithstanding anything to the contrary express or implied in this Agreement, each of Parent and Merger Sub acknowledges and agrees that: (a) neither the Company nor any of its Subsidiaries is making, and Parent and Merger Sub have not relied on and are not relying on, any representations or warranties whatsoever, express or implied, except for those representations and warranties of the Company contained in Section 4 of this Agreement and in the certificate delivered by the Company pursuant to Section 7.2.4, (b) in making the decision to enter into this Agreement and the documents contemplated hereby to which it is a party and to consummate the transactions contemplated hereby, other than reliance on the representations and warranties contained in Section 4 and in the certificate delivered by the Company pursuant to Section 7.2.4, it has relied solely on its own independent investigation, analysis, and evaluation of the Company and its Subsidiaries, and (c) none of the Company, any of its Subsidiaries, any of the Nonparty Affiliates, or any other Person has made, and Parent and Merger Sub have not relied on and are not relying on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement, not expressly set forth in Section 4 and in the certificate delivered by the Company pursuant to Section 7.2.4, including any information included in any confidential memoranda or presentation distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Parent, Merger Sub or any of their Representatives, or any other document or information in any form provided to Parent, Merger Sub or any of their Representatives in connection with the transactions contemplated hereby, and neither the Company or its Subsidiaries nor any of the Nonparty Affiliates shall have or be subject to any liability to Parent or Merger Sub or any other Person resulting from or in connection with the dissemination to Parent or Merger Sub or their Representatives or any other Person or any such information.

5.9.2.                                     In connection with Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from or on behalf of the Company and its Subsidiaries certain estimates, projections, and other forecasts and plans, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries.  Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, and other forecasts and plans, that it is familiar with such uncertainties, and that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, and other forecasts and plans).  Accordingly, notwithstanding anything to the contrary express or implied in this Agreement, neither the Company, any of its Subsidiaries, any Nonparty Affiliate nor any other Person makes any representations or warranties whatsoever with respect to such estimates, projections, or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, and plans).

6.                                      COVENANTS.

6.1.                                  Interim Operations.

6.1.1.                                     From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (1) as may be required by applicable Legal Requirements, (2) with the consent in writing of Parent (which consent shall not be unreasonably, from Parent’s perspective, withheld, conditioned or delayed), (3) as may be required or expressly contemplated by another provision of this Agreement, or (4) as set forth in Section 6.1.1 of the Company Disclosure Letter, the Company covenants and agrees that (a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, (b) the Company and its Subsidiaries shall use their reasonable best efforts to conduct their business in accordance with applicable Legal Requirements in all material respects, and (c) the Company and its Subsidiaries shall use their reasonable best efforts, in a manner consistent with their ordinary course of business, to preserve their tangible and intangible assets and to maintain their present business relationships and goodwill with their respective employees, customers, and other material business relations.

6.1.2.                                     From and after the date hereof and prior to the Closing or the Termination Date, and except (1) as may be required by applicable Legal Requirements, (2) with the consent in writing of Parent (which consent shall not be unreasonably, from Parent’s perspective, withheld, conditioned or delayed), (3) as may be required or expressly contemplated by another provision of this Agreement, or (4) as set forth in Section 6.1.2 of the Company Disclosure Letter, the Company covenants and agrees that the Company shall not, and shall cause its Subsidiaries not to:

(a)                                 adopt any amendments to its certificate of incorporation or bylaws or similar organizational documents;

(b)                                 declare, authorize, set aside or pay any dividends on or make any distributions (whether in cash, stock, assets, or other property) with respect to its outstanding Capital Stock, other than inter-company dividends or distributions paid by a Subsidiary of the Company;

(c)                                  (i) purchase, redeem, or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, directly or indirectly, its outstanding Capital Stock, other than purchases, redemptions, or other acquisitions of Capital Stock of its Subsidiaries or in accordance with the terms of Options or Warrants outstanding on the date hereof or (ii) split, combine or reclassify any Capital Stock or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for, shares or other interests representing Capital Stock, other than issuances in accordance with the terms of Options or Warrants outstanding on the date hereof;

(d)                                 (i) issue, grant, sell, transfer, pledge, encumber, or otherwise dispose of, or authorize the issuance, grant, sale, transfer, pledge, encumbrance or other disposition of, any of its

Capital Stock, other than issuances, grants, sales, transfers, pledges, encumbrances, or dispositions to the Company or a Subsidiary of the Company or in accordance with the terms of Options or Warrants outstanding on the date hereof, or (ii) issue, grant, sell or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any Capital Stock, or any securities convertible into or exchangeable for any Capital Stock;

(e)                                  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization;

(f)                                   create or acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or Person or any property or assets of any Person, other than acquisitions of inventory, equipment, or other assets in the ordinary course of business;

(g)                                  make or commit to make any capital expenditures, other than capital expenditures that are consistent with the Company’s operating budget, which has been made available to Parent prior to the date hereof;

(h)                                 make any loans, advances or capital contributions to, or investments in, any Person, other than to or in the Company or Subsidiaries of the Company;

(i)                                     sell, lease, license, or otherwise dispose of or subject to any Encumbrance (other than a Permitted Encumbrance) any of its assets, other than sales, leases, licenses, decisions to abandon, or other dispositions of assets at fair market value in the ordinary course of business involving a value therefor not in excess of $50,000 individually or $250,000 in the aggregate;

(j)                                    enter into, cancel, amend, modify, terminate (other than in accordance with its terms), or grant a waiver of any material rights or obligations under any Material Contract;

(k)                                 except as is required by the terms of any Company Plan as in effect on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, officer, employee or individual consultant of the Company or any of its Subsidiaries, (B) execute any employment, tax gross-up, retention, bonus, consultancy, severance, termination compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual consultant of the Company or any of its Subsidiaries, (C) increase the compensation or benefits of any current or former director, employee or individual consultant of the Company or any of its Subsidiaries, (D) adopt, terminate, amend or modify any Company Plan or any plan, program, arrangement, or agreement that would be a Company Plan if it were in effect on the date hereof, (E) provide for the grant or acceleration of any equity or equity-based award, (F) accelerate the vesting or payment of any compensation or benefit, (G) enter into any collective bargaining agreement or similar labor agreement, (H) make any loan (other than advances to cover business expenses in the ordinary course of business) to any present or former director, officer, employee, or individual consultant of the Company or any of its Subsidiaries, or forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, or individual consultant, (I) terminate without “cause” any employee of the Company or any of its Subsidiaries with annual base compensation in excess of $200,000 per year, or (J) hire or engage any employee or individual independent contractor of the Company or any of its Subsidiaries with annual base compensation in excess of $200,000 per year; provided that such new employee or individual independent contractor is not entitled to severance payments or benefits upon a termination of employment or service, as applicable, by the Company without “cause” in excess of the severance payments and benefits set forth in Section 6.7.1 of the Company Disclosure Letter;

(l)                                     incur, assume, guarantee, amend, modify, or become obligated with respect to any Debt, other than Debt solely among the Company and/or its Subsidiaries;

(m)                             commence any Action or pay, compromise, settle or come to an arrangement regarding any pending or threatened Action, other than any settlement, compromise or arrangement that involves solely monetary damages that are not in excess of $100,000;

(n)                                 enter into any agreement, arrangement, or transaction with any of their respective Affiliates, other than agreements, arrangements or transactions (i) solely among the Company and/or its Subsidiaries, (ii) set forth in Section 4.19 of the Company Disclosure Letter, or (iii) sales of warranty contracts to retail customers who may be Affiliates in the ordinary course of business;

(o)                                 make or change any material Tax election, make any change in any method of accounting or accounting or estimation practice or policy, settle any material Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(p)                                 (i) acquire, lease or license any Intellectual Property from any other Person, (ii) sell, exclusively license or otherwise dispose of any Company Intellectual Property or (iii) waive or relinquish any Intellectual Property, except in the ordinary course of business;

(q)                                 default under any Debt, or fail to pay or satisfy when due, other than in the ordinary course of business, any liability other than those liabilities being contested in good faith and for which appropriate reserves have been taken on the Books and Records;

(r)                                    forgive, cancel or compromise any material Debt;

(s)                                   enter into any new line of business;

(t)                                    voluntarily abandon any material Permit, except to the extent required in order to comply with any Legal Requirement, or voluntarily terminate, fail to renew or permit to lapse any material Permit;

(u)                                 terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage;

(v)                                 (i) amend, extend, renew or otherwise modify in any material respect any of the Real Property Leases or Subleases, (ii) assign or sublease any material portion of any of the Real Property or (iii) enter into any new lease, terminate any Real Property Lease or Sublease or purchase any real property; or

(w)                               agree or commit to take any of the foregoing actions.

6.1.3.                                     Nothing in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the provisions of this Agreement, complete control and supervision over its and its Subsidiaries’ business.

6.1.4.                                     From and after the date hereof and prior to the Closing or the Termination Date, Parent covenants and agrees that Parent shall not, and shall cause its Affiliates not to, take or agree to take any action (including entering into any agreement with respect to any acquisition (by merger, consolidation, acquisition of stock or assets, or otherwise) of any corporation, partnership, or other business organization or Person or any property or assets of any Person) which could reasonably be expected to result in a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

6.2.                                  Reasonable Best Efforts.

6.2.1.                                     From and after the date hereof and prior to the Closing or the Termination Date and subject to the other provisions of this Agreement, each party (other than the Equityholder Representative) shall, and shall cause each of its Affiliates to, use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable on its part under this Agreement to consummate and make effective the transactions contemplated hereby, including preparing and filing all documentation to effect all notices, reports, and other filings and to obtain all consents, approvals, registrations, authorizations, waivers, Permits, and Orders necessary to be obtained from any third party (including any Governmental Authority) in order to consummate the transactions contemplated hereby.

6.2.2.                                     Without limiting the generality of Section 6.2.1, each party (other than the Equityholder Representative) shall, as promptly as reasonably practicable following the execution of this Agreement and before the expiration of any relevant legal deadline, file, make, or otherwise cause to be filed or made, and assist the other party in filing, making or otherwise causing to be filed or made (a) the notification and report form required under the HSR Act (which, notwithstanding the foregoing, shall be made not later than the fifth (5th) Business Day after the date hereof), (b) all notifications and other filings required in order to obtain the FCA Approval (which, notwithstanding the foregoing, shall be made not later than the fifth (5th) Business Day after the date hereof), and (c) all other pre-Closing applications, notifications, filings requests for consent, and other information and forms required to be filed or made with any Governmental Authority in connection with the transactions contemplated hereby.  Each party (other than the Equityholder Representative) shall, subject to Section 6.2.5, use their reasonable best efforts to obtain early termination of any applicable waiting period, to the extent required, from the applicable Governmental Authorities.  All filing fees payable in connection with any of the foregoing shall be borne equally by Parent and the Company.

6.2.3.                                     Without limiting the generality of Section 6.2.1, each party (other than the Equityholder Representative) shall, and shall cause each of its Affiliates to, subject to Section 6.2.5, use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any inquiries or requests for information from Governmental Authorities, to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain the FCA Approval, and each other clearance, waiver, approval, or authorization required under applicable Legal Requirements from any Governmental Authority, in each case in order to promptly consummate the transactions contemplated hereby.

6.2.4.                                     Each party (other than the Equityholder Representative) shall, and shall cause each of its Affiliates to, subject to applicable Legal Requirements (a) promptly notify the other parties of any material communication to that party or any of its Affiliates from any Governmental Authority (including the Federal Trade Commission, the Antitrust Division of the Department of Justice, and the FCA) with respect to this Agreement and the transactions contemplated hereby and permit the other parties to review in advance any proposed written communication or response to any such Governmental Authority, (b) not agree to participate in any meeting with any Governmental

Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, in each case, to the extent practicable, (c) furnish the other parties with copies of all written correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, and (d) furnish the other parties with such information and assistance as the other parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

6.2.5.                                     Each party (other than the Equityholder Representative) shall, and shall cause each of its Affiliates to, use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the HSR Act or by the FCA, or any other Governmental Authority.  Such reasonable best effort shall include an obligation to (a) contest or resist (including through any applicable appeals process) any Action which may be instituted challenging the transactions contemplated hereby and (b) seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby; provided, that the parties hereto understand and agree that reasonable best efforts of any party shall not be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, other than those that would not impose a significant burden on any party, (ii) litigating or initiating any claim against a Governmental Authority, (iii) divesting or otherwise holding separate, or otherwise selling, operating in a specific manner, discontinuing or limiting any of its or their respective Affiliates’ other businesses, assets or properties or (iv) taking any other action that materially and adversely affects the Company, Parent or the economics of the transaction for either party.

6.3.                                  Press Releases and Public Announcements.  The initial public announcement regarding the transactions contemplated by this Agreement shall be a joint press release of the Company and Parent.  Except for any such initial joint public announcement, none of the parties shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated by this Agreement without the prior written approval of each of the Company and Parent; provided, that each party may issue any such press release or make such public announcement it believes in good faith it is required to make under applicable Legal Requirements, in which case the disclosing party shall use its commercially reasonable efforts to advise and consult in good faith with the other parties regarding any such press release or other announcement prior to making any such disclosure.  Notwithstanding the foregoing, any Stockholder which is a pooled investment vehicle, and any Affiliate of any such Stockholder, may (a) disclose the subject matter of this Agreement, and on a confidential basis, financial return and other financial performance or statistical information in connection with fundraising, marketing, or informational or reporting activities to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons, and (b) solely to the extent such Persons are contacted by the press, confirm or correct their invested capital and internal rate of return on invested capital with respect to their investment in the Company and the transactions contemplated hereby.  Notwithstanding the foregoing, following Closing and initial joint press release, the Equityholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Equityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

6.4.                                  Access to Information.

6.4.1.                                     Subject to applicable Legal Requirements, from and after the date hereof and prior to the Closing or the Termination Date, the Company shall, and shall cause its Subsidiaries to, upon reasonable prior written notice from Parent, permit Parent and its Representatives to have reasonable access during normal business hours to the officers and employees of, and the books, records and accounts of or pertaining to, the Company and its Subsidiaries; provided, that Parent and its Representatives shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries.  Notwithstanding anything to the contrary contained in this Section 6.4, Parent and its Representatives shall not be permitted to have access to (a) individual performance or evaluation records, medical histories, personally-identifiable information, or other information in each case in violation of applicable Legal Requirements, (b) information that is subject to the attorney-client or other similar privilege, or (c) information that the Company or any of its Subsidiaries is required to keep confidential pursuant to the terms of any contract by which any of them are bound.  In no event shall Parent or any of its Affiliates or Representatives contact any customer, client, supplier, financing source, or other business relation of the Company or any of its Subsidiaries with respect to the transactions contemplated hereby without the prior, written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

6.4.2.                                     Parent shall, and shall cause its Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement (including pursuant to Section 6.4.1) in accordance with that certain Confidentiality and Nondisclosure Agreement, dated as of September 14, 2016, between Allstate Non-Insurance Holdings, Inc. and the Company (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were parties thereto.

6.5.                                  Notification of Certain Matters.

6.5.1.                                     Each of the Company and Parent shall promptly notify the other party in writing of:

(a)                                 to the Knowledge of the Company or the knowledge of Parent, the occurrence of any matter or event that would, or would be reasonably expected to, result in any of the conditions set forth in Section 7 not being satisfied; and

(b)                                 to the Knowledge of the Company or the knowledge of Parent, the commencement of any actions, suits, claims, investigations or proceedings (i) that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.15, in the case of the Company, or Section 5.5, in the case of Parent, or (ii) threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated hereby.

6.5.2.                                     Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 6.5 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that any other provision of this Agreement would independently provide such right.

6.6.                                  D&O Indemnification.

6.6.1.                                     For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Company and its Subsidiaries to, to the fullest extent permitted under applicable

Legal Requirements, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any customary undertakings required by applicable Legal Requirements) each current or former director or officer, as the case may be, of the Company or its Subsidiaries, and each such person who served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, Company Plan, or other Person at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors, administrators, and estate, a “Covered Party”) against any costs, expenses (including advancing attorneys’ fees and other expenses in advance of the final disposition of any claim or Action to each Covered Party to the fullest extent permitted by applicable Legal Requirements and following receipt of any customary undertaking required by applicable Legal Requirements), losses, judgments, fines, claims, damages, liabilities, and amounts paid in settlement, in connection with any actual or threatened Actions arising out of, relating to, or in connection with any action or omission occurring or alleged to have occurred prior to or at Closing in such Covered Party’s capacity as a director or officer of the Company or any of its Subsidiaries or in such Covered Party’s capacity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, pension, Company Plan, or other entity, including, for the avoidance of doubt, in connection with actions to enforce this Section 6.6 or any other indemnification or advancement right of any Covered Party.  In the event of any such Action, Parent shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with the Covered Party in the defense of any such Action.

6.6.2.                                     Parent shall cause the Company and its Subsidiaries to ensure that all rights to exculpation, indemnification, and advancement of expenses now existing in favor of any Covered Party as provided in their respective certificate of incorporation or bylaws or similar organizational documents or in any contract with the Company or any of its Subsidiaries shall survive the Closing and shall continue in full force and effect in accordance with their terms.  For a period of six (6) years from and after the Effective Time, Parent shall cause the Company and its Subsidiaries not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Covered Party.

6.6.3.                                     The Company may obtain prior to the Closing fully paid “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance for the benefit of the current and former directors, officers, employees or agents of the Company and its Subsidiaries as of the Closing and with such other terms as the Company may determine in its discretion.  Parent shall, and shall cause the Company and its Subsidiaries to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored; provided, that neither Parent nor the Company and its Subsidiaries shall be obligated to make any payments in connection with the maintenance of the D&O Tail and any such payments will constitute Equityholder Transaction Expenses.

6.6.4.                                     It is the intent of the parties that with respect to all obligations with respect to indemnification and advancement of expenses under this Section 6.6 that the Company and each of its Subsidiaries, as applicable, shall be the indemnitor of first resort and accordingly shall be the primary source of advancement, reimbursement and indemnification relative to any Person that was a direct or indirect holder of Capital Stock of the Company or its Subsidiaries at or prior to the Closing (or any Person that is or was an Affiliate of such holder of Capital Stock, other than the Company and its Subsidiaries).  Neither Parent nor the Company or any of its Subsidiaries shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 6.6 from any such Person that was a direct or indirect holder of Capital Stock of any Company or its Subsidiaries at or prior to the Closing (or any Person that is or was an Affiliate of such holder of Capital Stock, other than the Company and its Subsidiaries).

6.6.5.                                     The rights of each Person under this Section 6.6 shall be in addition to, and not in limitation of, any other rights such Person may have under the certificates of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement, the provisions of applicable Legal Requirements, directors’ and officers’, employment practices liability, or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries, or otherwise.  The provisions of this Section 6.6 shall survive the consummation of the Closing indefinitely and expressly are intended to benefit, and are enforceable by, each of the Persons named herein, each of whom is an express and intended third-party beneficiary of this Section 6.6.

6.6.6.                                     In the event that Parent, the Company, or any of its Subsidiaries, or any of their respective successors or assigns, (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the applicable successors and assigns shall fully assume the obligations set forth in this Section 6.6.

6.7.                                  Employee Matters.

6.7.1.                                     Employees of the Company or any of its Subsidiaries who are so employed as of immediately prior to the Closing Date and who continue their employment with Parent, the Company or any of its Subsidiaries following the Closing Date are hereinafter referred to as the “Company Employees.”  Except as may otherwise be agreed to between Parent and a Company Employee, during the period commencing on the Closing Date and, for each Company Employee, ending on the earlier of (x) December 31, 2017, and (y) the date on which such Company Employee’s employment with Parent and its Affiliates is terminated for any reason, Parent shall, or shall cause one of its Affiliates to, provide each Company Employee with (i) at least the same base salary or hourly wages (as applicable) and annual cash incentive compensation and commission opportunities as provided to such Company Employees by the Company or its Subsidiaries as of immediately prior to the Closing, and (ii) employee benefits that are no less favorable in the aggregate to the employee benefits provided to such Company Employees by the Company and its Subsidiaries as of the immediately prior to the Closing.  Additionally, Parent shall, or shall cause one of its Affiliates to, provide severance pay and benefits to each Company Employee  that is terminated by Parent or any of its Affiliates without “cause” on or prior to the first anniversary of the Closing Date that are no less favorable than the severance pay and benefits that would have been provided to such Company Employee had such termination occurred  immediately prior to the Closing in accordance with the severance policy set forth on Section 6.7.1 of the Company Disclosure Letter or, in the case of any Company Employee who is a party to an employment, severance or similar agreement or entitled to severance pursuant to applicable Legal Requirements providing for the payment of severance, such agreement or Legal Requirements, as applicable.

6.7.2.                                     For purposes of determining eligibility to participate, vesting, and entitlement to, and level of, benefits, where length of service is relevant under any employee benefit plan of Parent or any of its Affiliates providing benefits to any Company Employee at or after the Closing (collectively, the “New Plans”), each Company Employee shall receive service credit for service with the Company and its Subsidiaries prior to the Closing Date, except (A) to the extent any such service credit would result in the duplication of benefits, (B) where such service was not recognized under a comparable plan of the Company and its Subsidiaries immediately prior to the Closing, (C) for benefit accruals pursuant to any defined benefit pension plan or any retiree health or retiree welfare plan, provided, that, at the discretion of Parent, Company Employees may be eligible to participate in such benefit plans, or (D) where prior service with Parent and its Affiliates (other than the Company and its Subsidiaries) is not recognized for similarly-situated employees of Parent and its affiliates to similarly-situated employees of Parent and its Affiliates. In addition and without limiting the generality of the foregoing: (a) Parent shall use commercially reasonable efforts to cause each Company Employee to immediately be eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (i) coverage under such New Plan replaces coverage under any Company Plan in which such Company Employee participated immediately prior to the Closing Date (collectively, the “Old Plans”) and (ii) such Company Employee had satisfied all waiting time and other eligibility requirements under the comparable Old Plan and (b) for purposes of each New Plan providing medical, dental, pharmaceutical, and/or vision benefits to any Company Employee, Parent shall cause (i) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan, and (ii) any expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

6.7.3.                                     Nothing in this Section 6.7, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Company Employee or any dependent thereof, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination, or modification of, or an undertaking to amend, establish, terminate, or modify, any Company Plan or any New Plan, or (c) shall create any obligation on the part of Parent, the Company, or any of its Subsidiaries, or any of their respective Affiliates, to employ any Company Employee for any period following the Closing.

6.8.                                  Certain Tax Matters.

6.8.1.                                     The Equityholder Representative shall have the right to cause to be prepared (and in such event the Company shall subsequently file), all income and other material Tax Returns of the Company or any of its Subsidiaries with respect to any taxable period (or portion thereof) ending on prior to the Closing Date that are due after the Closing Date (“Pre-Closing Tax Returns”).  Following the Closing and until the Survival Date, Parent shall not, and shall cause its Affiliates not to, amend any Pre-Closing Tax Return without the prior written consent of the Equityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).  To the extent the Equityholder Representative does not elect to prepare and file, or cause to be prepared and filed, Tax Returns as set forth above, Parent shall prepare and file, or cause to be prepared and filed, such Tax Returns; provided, Parent shall prepare and file, or cause to be prepared and filed, such Tax Returns consistent with past practice; provided further that the Parent shall provide the Equityholder Representative copies of any Tax Returns prepared pursuant to this sentence not less than twenty (20) days prior to the date such returns are required to be filed for comments, and shall include any comments reasonably requested by the Equityholder Representative.  The provisions of this Section 6.8.1 shall apply only until the Survival Date.

6.8.2.                                     In the event Parent or its Affiliates receives notice of any audit, examination, claim or other proceeding with respect to which Parent may be indemnified pursuant to Section 9.1 (a “Tax Proceeding”), Parent shall inform the Equityholder Representative of such Tax Proceeding as soon as possible but in any event within thirty (30) days after the receipt of notice thereof.  The Equityholder Representative shall have the right to control the conduct and resolution of any Tax Proceeding in a manner it deems appropriate; provided, (i) Parent shall have the right to participate in any such Tax Proceeding, at its own expense, (ii) the Equityholder Representative shall keep

Parent reasonably informed of the status of such Tax Proceeding (including providing Parent with copies of all material written correspondence regarding such Tax Proceeding) and (iii) if such Tax Proceeding could reasonably be expected to have a material impact on any taxable period (or portion thereof) beginning after the Closing Date or result in a material Tax cost to Parent (including, for the avoidance of doubt, the material reduction in any Tax attributes), the Equityholder Representative shall not consent to the entry of any judgment with respect to such Tax Proceeding, enter into any settlement with respect to such Tax Proceeding or cease defending such Tax Proceeding without the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

6.8.3.                                     Until the Survival Date, Parent shall, and shall cause the Company and its Subsidiaries to, cooperate with the Equityholder Representative in connection with the preparation of any Pre-Closing Tax Return and in connection with any Tax Proceeding.  Parent shall, and shall cause the Company and its Subsidiaries to, retain all books and records with respect to income Tax matters pertinent to the Company and its Subsidiaries relating to taxable periods or portions thereof ending on the Closing Date until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods.  Without limiting the foregoing, until the Survival Date, Parent will (and will cause the Surviving Corporation to) cooperate with the Equityholder Representative to enable it to utilize the Surviving Corporation’s existing tax return preparation firm(s) solely with respect to Pre-Closing Tax Returns that the Equityholder Representative prepares or causes to be prepared pursuant to Section 6.8.1. Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Equityholder Representative under such firm’s engagement agreement sufficient for such firm to take direction from the Equityholder Representative, or otherwise ensuring that the Equityholder Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) such firm.

6.8.4.                                     Parent and the Equityholders shall each pay, or cause to be paid, fifty percent (50%) of the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording, and other similar Taxes, fees, and costs, together with all interest thereon, penalties, fines, costs, additions to Tax and other additional amounts with respect thereto (“Transfer Taxes”), which may be imposed in connection with the transactions contemplated by this Agreement.  Parent shall timely file any Tax Return with respect to such Transfer Taxes.

6.9.                                  R&W Policy.  On or prior to the Closing Date, Parent shall obtain a buyer-side representations and warranties insurance policy from Ambridge Partners, Euclid Transactional, LLC, Ironshore Insurance Services LLC and Berskhire Hathaway Specialty Insurance (the “R&W Insurance Policy”) substantially in the form provided to the Company prior to the execution and delivery of this Agreement, insuring Parent for Losses due to breaches of representations and warranties of the Company under Section 4 of this Agreement.  For the avoidance of doubt, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and that Parent and Merger Sub shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.3, to consummate the transactions contemplated by this Agreement.  In addition, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the R&W Insurance Policy shall not to its knowledge, materially impede or delay, or threaten to materially impede or delay, the Closing.

6.10.                           Expenses.  Except as set forth otherwise herein, all fees and expenses incurred by Parent or Merger Sub in connection with the negotiation, documentation, or consummation of this Agreement or any of the transactions contemplated hereby, including fees and expenses of counsel, financial advisors, and independent accountants, shall be borne by Parent.  Except as set forth otherwise herein, all out of pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the negotiation, documentation, or consummation of this Agreement or any of the transactions contemplated hereby, including fees and expenses of counsel, financial advisors, and independent accountants, shall be included in the Equityholder Transaction Expenses.

6.11.                     Financial Information.

6.11.1.                              Following the date hereof and continuing through the Closing Date, the Company shall prepare within twenty-one (21) days of the end of each month an unaudited consolidated balance sheet of the Company and the related unaudited, consolidated statement of income and cash flows of the Company for such month (collectively, each month, the “Post-signing Interim Financials”), together with a full reconciliation to GAAP including all supporting details as at the date of such Post-signing Interim Financials prepared using the Accounting Principles and within twenty-one (21) days of the end of each such month shall deliver such Post-signing Interim Financials, together with such reconciliation, to Parent.  The Post-signing Interim Financials shall be prepared (a) in a manner consistent with Schedule 4.6.2 and shall include a description of the Accounting Principles that underlie the development of the Post-signing Interim Financials on a GAAP basis with the exception of Deferred Income Taxes and Contingent Consideration attributable to the Bain Capital Transaction and (b) on the basis of information derived in good faith from the Books and Records, which shall be maintained in the ordinary course of business.

6.11.2.                              Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 6.11 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that any other provision of this Agreement would independently provide such right.

6.12.                           Stockholder Approval.  The Company shall, immediately following the execution hereof, use best efforts to obtain the Stockholder Approval within one (1) Business Day following the execution and delivery of this Agreement.

6.13.                           280G.  The Company shall use commercially reasonable efforts to obtain a waiver of the right to receive payments and/or benefits that reasonably could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each person who would be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who reasonably might otherwise receive, have received, or have the right or entitlement to receive any payment or benefit that would, absent shareholder approval, be excess parachute payments under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Parent on or before the date on which the shareholder vote pursuant to the immediately following sentence is conducted.  Prior to the Closing Date, the Company shall use commercially reasonable efforts to take all actions necessary to conduct a shareholder vote in accordance with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations section 1.280G-1, Q&A  with respect to  any and all payments and/or benefits subject to a Parachute Payment Waiver that, in the absence of the executed Parachute Payment Waivers by the affected persons above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax by reason of Section 4999 of the Code.  Prior to the Closing Date, the Company shall deliver to the Parent written certification setting forth the results of any shareholder vote.  Any form of Parachute Payment Waiver, disclosure statement and shareholder consent prepared by the Company and used in connection with any shareholder vote shall be provided to Parent at least five (5) Business Days in advance of distribution to the disqualified individuals or Stockholders, as applicable, and Parent shall be provided with a reasonable opportunity to comment thereon and the Company shall consider any reasonable comments with respect to the same as are provided by Parent. The parties acknowledge that this Section 6.13 shall not apply to any arrangements entered into at the discretion of Parent or between Parent and its Affiliates, on one hand, and a disqualified individual, on the other hand (“Parent Arrangements”), with respect to the period following the Closing, unless such Parent Arrangements have been disclosed to the Company at least five (5) Business Days prior to the Closing Date, so that, for the avoidance of doubt, compliance with this Section 6.13 shall be determined as if such Parent Arrangements that are not so disclosed had not been entered into.

6.14.                           Director Resignations.  The Company shall cause to be delivered duly executed resignations from each director of the Company and each of its Subsidiaries effective as of the Effective Time.

6.15.                           Payments.  As promptly as practicable after the date hereof, the Company shall reimburse Parent for (1) one-half of the filing fee payable in connection with the notification and report form required under the HSR Act, and (2) an amount equal to the sum of ten percent (10%) of the premium of the R&W Insurance Policy, plus all costs and expenses payable to the broker and underwriters associated with obtaining and binding the R&W Insurance Policy, by wire transfer to an account designated in writing by Parent.  For the avoidance of doubt, each of the foregoing amounts shall constitute Equityholder Transaction Expenses.

7.                                      CLOSING CONDITIONS.

7.1.                                  Mutual Closing Conditions.  The respective obligations of each party hereto to consummate the Closing shall be subject to the fulfillment (or written waiver by the Company and Parent, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

7.1.1.                                     All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

7.1.2.                                     The FCA Approval shall have been obtained and be in full force and effect.

7.1.3.                                     No Legal Requirement preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall have been enacted after the date hereof and no temporary, preliminary, or permanent Order preventing, prohibiting, restraining, or enjoining the consummation of the Closing shall be in effect.

7.1.4.                                     The Stockholder Approval shall have been obtained.

7.2.                                  Closing Conditions of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Closing shall be subject to the fulfillment (or written waiver by Parent, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

7.2.1.                                     (a) The representations and warranties of the Company set forth in Section 4, other than the Company Fundamental Representations (other than Section 4.1.2, Section 4.1.3, the second, third, sixth and seventh sentences of Section 4.5.1, and Section 4.21) (without giving effect to any limitation as to materiality or Material Adverse Effect, other than as set forth in Section 4.8(b)) shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (b) the Company Fundamental Representations (other than Section 4.1.2, Section 4.1.3, the second, third, sixth and seventh sentences of Section 4.5.1 and Section 4.21) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely with respect to the representations and warranties of the Company set forth in Section 4.5.1 (other than the second, third, sixth and seventh sentences of Section 4.5.1), for any de minimis failure of such representations and warranties to be so true and correct.

7.2.2.                                     The Company shall have performed in all material respects all of the covenants required to be performed by it under this Agreement prior to the Closing.

7.2.3.                                     No Material Adverse Effect shall have occurred since the date hereof.

7.2.4.                                     The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by each of the Chief Executive Officer and the Chief Financial Officer of the Company, certifying to the effect that the conditions set forth in Sections 7.2.1 and 7.2.2 have been satisfied.

7.2.5.                                     Each of (i) the employees listed on Section 7.2.5(i) of the Company Disclosure Letter, and (ii) at least four (4) of the five (5) employees listed on Section 7.2.5(ii) of the Company Disclosure Letter, shall be full time, active employees of the Company or its Subsidiaries as of the Closing.

7.3.                                  Closing Conditions of the Company.  The obligation of the Company to consummate the Closing shall be subject to the fulfillment (or written waiver by the Company, if permissible under applicable Legal Requirements) at or prior to the Closing of the following conditions:

7.3.1.                                     (a) The representations and warranties of Parent and Merger Sub set forth in Section 5, other than Sections 5.1, 5.2 and 5.7 (the “Parent Fundamental Representations”), (without giving effect to any limitation as to materiality or material adverse effect) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except where any failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and (b) the Parent Fundamental Representations shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

7.3.2.                                     Parent and Merger Sub shall have performed in all material respects all of the covenants required to be performed by them under this Agreement prior to the Closing.

7.3.3.                                     Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent by a duly authorized officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied.

8.                                      TERMINATION.

8.1.                            Termination of Agreement.  This Agreement may be terminated as follows:

8.1.1.                                     by mutual written consent of Parent and the Company;

8.1.2.                                     by either Parent or the Company, if any Governmental Authority shall have issued an Order, enacted or enforced a Legal Requirement, or taken any other action permanently preventing, prohibiting, restraining, or enjoining the Closing and such Order, Legal Requirement, or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1.2 shall not be available to the party seeking to terminate if the failure of such party or of such party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the issuance, enactment, or enforcement of such Order, Legal Requirement, or other action;

8.1.3.                                     by either Parent or the Company, if the Closing does not occur on or before May 27, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1.3 shall not be available to the party seeking to terminate if the failure of such party or of such party’s Affiliates to perform any of their obligations under this Agreement required to be performed at or prior to the Closing was the primary cause of the failure of the Closing to occur on or before the End Date;

8.1.4.                                     by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which such breach or failure to perform (a) would result in a failure of a condition set forth in Section 7.3.1 or 7.3.2 and (b) is incapable of cure by the End Date or, if capable of cure by the End Date, is not cured either within twenty (20) calendar days after Parent or Merger Sub, as applicable, receives written notice from the Company that the Company intends to terminate this Agreement or, if later and for so long as Parent or Merger Sub, as applicable, is diligently trying to cure, by the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1.4 if the Company is then in material breach of any of its representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.2.1 or 7.2.2;

8.1.5.                                     by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which such breach or failure to perform (a) would result in a failure of a condition set forth in Section 7.2.1 or 7.2.2 and (b) is incapable of cure by the End Date or, if capable of cure by the End Date, is not cured either within twenty (20) calendar days after the Company receives written notice from Parent that Parent intends to terminate this Agreement or, if later and for so long as the Company is diligently trying to cure, by the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1.5 if Parent or Merger Sub is then in material breach of any of their representations, warranties, covenants, or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.3.1 or 7.3.2; or

8.1.6.                                     by Parent, if the Company has not delivered to Parent, within one (1) Business Day of the date hereof, evidence of the Stockholder Approval.

8.2.                                  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1.1) and, except as otherwise set forth in this Section 8.2, this Agreement shall forthwith become null and void and have no further force or effect, without any liability on the part of any party hereto; provided, that the provisions of this Section 8.2 and Sections 6.3, 6.4.2, 6.10, and 10 shall survive any termination of this Agreement; provided, further, that each party shall remain liable to the other parties hereto for any Willful Breach by such party of this Agreement prior to any such termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) if the Company commences an Action against Parent and/or Merger Sub for any Willful Breach of this Agreement in connection with any termination of this

Agreement, then the damages which may be awarded in any such Action shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Company, the Stockholders and the Optionholders after taking into consideration all relevant matters and (b) if Parent and/or Merger Sub commences an Action against the Company for any Willful Breach of this Agreement in connection with any termination of this Agreement, then the damages which may be awarded in any such Action shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by Parent, Merger Sub, and their respective equityholders after taking into consideration all relevant matters.

9.                                      INDEMNIFICATION

9.1.                                  Survival.  The representations and warranties of the parties set forth in this Agreement shall survive the Closing until 11:59 p.m. prevailing Eastern Time on the first Business Day that is at least 12 months following the Closing Date (the “Survival Date”), after which time no claim for indemnification with respect thereto may be brought.  The covenants and agreements of the parties set forth in this Agreement and which are to be performed at or prior to the Closing shall survive until the date that is nine months following the Closing Date and the covenants and agreements of the parties set forth in this Agreement and which are to be performed after the Closing shall survive the Closing until nine months following the date of performance.  No Indemnity Claim may be made pursuant to this Section 9 with respect to any representation, warranty, covenant, or agreement contained in this Agreement which has expired pursuant to this Section 9.1.  Notwithstanding the foregoing, the survival period for any claim for indemnification asserted by written notice within the applicable survival period contemplated by this Section 9.1 shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 and shall continue until such claim is fully resolved.

9.2.                            Indemnification of Parent.

9.2.1.                                     Indemnification.  Subject to the other provisions of this Section 9, from and after the Closing, Parent, each Affiliate of Parent, and each of their respective directors, officers, stockholders, partners, members, managers, employees, and agents (the “Parent Indemnified Persons”) shall have the right to be indemnified and held harmless by the Equityholders for, against, and in respect of any and all losses, damages, fines, and penalties (collectively, “Losses”), including attorneys’ fees and investigative costs incurred in relation to investigating or defending potential unlawful activity, which any Parent Indemnified Person may actually incur or become subject to as a result of:

(a)                                 any breach of any representation or warranty made by the Company in Section 4 of this Agreement, other than the third sentence of Section 4.5.1; or

(b)                                 any breach or violation by the Company of any covenant or agreement of the Company in this Agreement which are to be performed at or prior to the Closing.

9.2.2.                                     Certain Limitations.  No Parent Indemnified Person shall be indemnified and held harmless:

(a)                                 pursuant to Sections 9.2.1(a), (i) for any Indemnity Claim unless the amount of Losses actually incurred by the Parent Indemnified Persons in connection therewith exceeds an aggregate amount equal to $100,000, and (ii) unless and until the aggregate amount of all Losses for which the Parent Indemnified Persons would be entitled to receive indemnification exceeds on a cumulative basis an aggregate amount equal to $7,150,000 (at which point the Parent Indemnified Persons shall only be indemnified for Losses in excess of such amount);

(b)                                 pursuant to Sections 9.2.1(a) for Losses in excess of an aggregate amount equal to $7,150,000; and

(c)                                  pursuant to Section 9.2.1(b) for Losses in excess of an aggregate amount equal to the Escrow Amount;

provided, that the foregoing shall not limit any Parent Indemnified Person’s right to recover Losses under the R&W Insurance Policy, to the extent recoverable thereunder; provided, further, that the limitations in Sections 9.2.2(a) and (b) shall not apply to any claim for indemnification pursuant to Section 9.2.1(b).

9.3.                            Indemnification by Parent.

9.3.1.                                     Indemnification.  Subject to the other provisions of this Section 9, from and after the Closing, Parent shall indemnify and hold harmless the Equityholders, each of their respective Affiliates, and each of their respective directors, officers, stockholders, partners, members, managers, employees, and agents (the “Equityholder Indemnified Persons”) from, against, and in respect of any and all Losses which any Equityholder Indemnified Person may actually incur or become subject to as a result of:

(a)                                 any breach of any representation or warranty made by Parent or Merger Sub in Section 5 of this Agreement; or

(b)                                 any breach or violation by Parent or Merger Sub of any covenant or agreement of Parent or Merger Sub in this Agreement.

9.3.2.                                     Certain Limitations.  No Equityholder Indemnified Person shall be indemnified and held harmless pursuant to Sections 9.3.1(a), other than for the breach of a Parent Fundamental Representation:

(a)                                 for any Indemnity Claim unless the amount of Losses actually incurred by the Parent Indemnified Persons in connection therewith exceeds an aggregate amount equal to $100,000;

(b)                                 unless and until the aggregate amount of all Losses for which the Equityholder Indemnified Persons would be entitled to receive indemnification exceeds on a cumulative basis an aggregate amount equal to $7,150,000 (at which point the Equityholder Indemnified Persons shall only be indemnified for Losses in excess of such amount); and

(c)                                  for Losses in excess of an aggregate amount equal to $7,150,000;

provided, that the limitations in Sections 9.3.2(c) shall not apply to any claim for indemnification for a breach of a Parent Fundamental Representation pursuant to Section 9.3.1(a), for which no Equityholder Indemnified Person shall be indemnified and held harmless for Losses in excess of an aggregate amount equal to the Closing Merger Consideration.

9.4.                            Other Limitations.

9.4.1.                                     All indemnifiable Losses shall be calculated net of all amounts recoverable by an Indemnified Party under any insurance policy, indemnity agreement or arrangement, contribution agreement or arrangement, or other similar agreement, arrangement, obligation, or contract (all such items, “Indemnity Arrangements”).  Each Indemnified Party shall use its commercially reasonable efforts to collect the maximum recoverable amount under any applicable Indemnity Arrangement in connection with any indemnifiable Loss.  In the event that any Loss is actually indemnified pursuant to this Section 9 and, thereafter, recovery by the Indemnified Party is made in connection with such Loss from an Indemnity Arrangement, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such recovery up to the amount of indemnification actually received for such Loss.

9.4.2.                                     All indemnifiable Losses shall be calculated net of any reduction in Taxes actually realized in the year such Losses occurred by the Indemnified Party or any of its Affiliates in connection with such Losses in the year such Losses are incurred.

9.4.3.                                     Notwithstanding the generality of the definition of the term Losses, Losses shall not include, and no Indemnified Party shall have the right to recover for, special, incidental, indirect, consequential, punitive, or exemplary losses, damages, fines, or penalties, for any losses, damages, fines, or penalties based on or calculated with respect to a multiple of earnings, profits, revenue, or other similar measure, or for losses, damages, fines, or penalties based on or calculated with respect to lost profits or other similar measures, except to the extent damages for lost profits or diminution in value were reasonably foreseeable; provided, that this Section 9.4.3 shall not limit the recovery by an Indemnified Party of any of the foregoing types of damages that are awarded to a Person other than an Indemnified Party.

9.5.                                  Third Party Claims.  If any Person (other than an Indemnified Party) notifies any Indemnified Party of any claim or Action against such Indemnified Party which may give rise to a claim for indemnification under this Section 9 (a “Third Party Claim”), then the Indemnified Party shall give reasonably prompt written notice to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from its obligations under this Section 9, unless and to the extent that the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall have the right at any time to control the defense and resolution of any Third Party Claim; provided, that an Indemnifying Party shall not affect the settlement of any Third Party Claim without the prior, written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that no such consent shall be required if the terms of such settlement (a) do not impose any monetary or other material obligations or liabilities on the Indemnified Party, (b) include a release of the Indemnified Party from all liability in respect of such Third Party Claim, (c) do not subject the Indemnified Party to any injunctive relief or other equitable remedy and (d) do not include a statement or admission of fault, culpability or wrongful failure to act by or on behalf of the Indemnified Party.  If the Indemnifying Party assumes control of the defense and resolution of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party and provide the Indemnifying Party (upon the Indemnifying Party’s request and at the Indemnifying Party’s expense) with reasonable access to all information, Persons and documents reasonably necessary to defend or prosecute such Third Party Claim.  If the Indemnifying Party has not assumed control of the defense and resolution of any Third Party Claim, the Indemnified Party shall control the defense and resolution of such Third Party Claim; provided, that no Indemnified Party shall effect the settlement of any Third Party Claim without the prior, written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

9.6.                                  Escrow Matters.  If and to the extent that any Parent Indemnified Person is entitled to indemnification hereunder, such indemnification shall be made solely from the funds then remaining in the Escrow Account.  No Equityholder Indemnified Person, other Nonparty Affiliate or any other Person shall have any liability or obligation whatsoever with respect to the indemnification rights of the Parent Indemnified Persons set forth herein, such rights to be satisfied solely from any funds then remaining in the Escrow Account.  Without limiting the generality of the foregoing, no Equityholder Indemnified Person, other Nonparty Affiliate or any other Person shall have any obligation to fund the Escrow Account.  With respect to any Indemnity Claim by a Parent Indemnified Person hereunder, the Equityholder Representative shall have the sole right to determine whether to contest or settle any such Indemnity Claim and shall be entitled to exercise all rights of the Indemnifying Party with respect to any Third Party Claim pursuant to Section 9.5.  Promptly following the First Escrow Release Date, and in any case within three (3) Business Days thereafter, Parent and the Equityholder Representative shall deliver joint, written instructions to the Escrow Agent to release in accordance with this Section 9.6 all amounts then remaining in the Escrow Account above an amount equal to the difference of (x) $7,150,000, less (y) any amounts that have been paid to the Parent Indemnified Persons from the Escrow Account in connection with a resolved Indemnity Claim pursuant to Section 9.2.1(a); provided, that in the event that at such time there are any Indemnity Claims pursuant to Section 9.2.1(b) then pending and unresolved and which would be paid from the Escrow Account, the Escrow Agent shall retain funds sufficient to pay such Indemnity Claims as and when resolved, and upon resolution of any such Indemnity Claim after the First Escrow Release Date and after giving effect to any payment to the Parent Indemnified Persons in connection therewith, shall release such remaining withheld funds with respect to such Indemnity Claims in accordance with this Section 9.6.  Promptly following the Survival Date, and in any case within three (3) Business Days thereafter, Parent and the Equityholder Representative shall deliver joint, written instructions to the Escrow Agent to release in accordance with this Section 9.6 all amounts then remaining in the Escrow Account; provided, that in the event that at such time there are any Indemnity Claims then pending and unresolved and which would be paid from the Escrow Account, the Escrow Agent shall retain funds sufficient to pay such Indemnity Claims as and when resolved (provided, that the total funds retained in the Escrow Account in accordance with this proviso with respect to Indemnity Claims pursuant to Section 9.2.1(a) shall not, in any event, exceed an amount equal to the difference of (x) $7,150,000, less (y) any amounts that have been paid to the Parent Indemnified Persons from the Escrow Account in connection with a resolved Indemnity Claim pursuant to Section 9.2.1(a)), and upon resolution of any Indemnity Claim after the Survival Date and after giving effect to any payment to the Parent Indemnified Persons in connection therewith, shall release such remaining withheld funds with respect to such Indemnity Claims in accordance with this Section 9.6.  All funds released pursuant to this Section 9.6 or otherwise from the Escrow Account shall be distributed (i) to the Payments Administrator to be distributed to the Stockholders in accordance with their respective Pro Rata Shares and (ii) to the Surviving Corporation to be distributed to the Optionholders in accordance with their respective Pro Rata Shares through the Surviving Corporation’s payroll system in accordance with Section 3.2.4 but not later than thirty days following the date or dates on which any amount becomes due and payable.

9.7.                                  Exclusive Remedy.  Except as set forth in Section 10.11, Section 10.15 (solely with respect to the Equityholder Representative’s rights to indemnification from the Equityholders), or in the case of claims for fraud, each party hereby acknowledges and agrees that the sole and exclusive remedy of the parties following the Closing with respect to any breach of any representation, warranty, covenant, or agreement set forth in this Agreement or any other matter arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be indemnification in accordance with this Section 9 and the R&W Insurance Policy.  In connection therewith, except in the case of claims for fraud, each of the parties hereby agrees to waive, and that they shall not assert, any other remedy following the Closing, whether arising at law or in equity, for any breach of any representation, warranty, covenant, or agreement set forth in this Agreement or any other matter arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby, except as set forth in Section 10.11 or Section 10.15 (solely with respect to the Equityholder Representative’s rights to indemnification from the Equityholders).  The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on remedies with respect to this Agreement and the transactions contemplated hereby (including this Section 9.7 and Sections 9.2.2, 9.4, 9.6 and 10.1), constitute an integral part of the consideration given to the Equityholders, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Equityholders hereunder.

9.8.                                  Materiality.  In all cases in determining whether there has been a breach of a representation or warranty by Parent, Merger Sub and the Company for the purposes of this Section 9 (other than those representations and warranties set forth in the last sentence of Section 4.6.2, Sections 4.8(b), the first sentence of 4.10.1, 4.11.1, 4.11.3, 4.13.1, 4.13.2, 4.13.3, the second sentence of 4.14.2, 4.17.2 and the first sentence of 4.20), or in determining the amount of any Losses with respect to a breach of a representation or warranty by Parent, Merger Sub and the Company for the purposes of this Section 9 (other than the representation and warranty set forth in Section 4.8(b)), the applicable representations and warranties shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein (provided, for the avoidance of doubt, that no dollar thresholds contained in any representations or warranties shall be disregarded for these purposes).

9.9.                                  Tax Treatment.  All indemnification and other payments under this Section 9 shall, to the extent permitted by applicable Legal Requirements, be treated for Tax purposes as adjustments to the proceeds received by the Stockholders pursuant to Section 3.  None of the parties shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment.

10.                               MISCELLANEOUS

10.1.                     No Recourse Against Third Parties.  Each of Parent and Merger Sub will not, and will not cause or permit any other Person to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, against any Person other than the Company (and against the Company only pursuant to the terms and conditions of this Agreement), including against any past, present or future direct or indirect holders of Capital Stock, partners, members, controlling Persons, directors, officers, employees, incorporators, managers, agents, other Representatives or Affiliates of the Company (or any Affiliate of any of the foregoing), or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each a “Nonparty Affiliate”) or (ii) without limiting the generality of clause (i), hold or attempt to hold any Nonparty Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or any Nonparty Affiliate, or their respective agents or other Representatives, concerning the Company, any of its Subsidiaries, this Agreement or the transactions contemplated hereby.

10.2.                     Notices.  All notices, requests, demands, claims, and other communications required or permitted to be delivered, given, or otherwise provided under this Agreement must be in writing and must be delivered, given, or otherwise provided: (a) by hand (in which case, it shall be effective upon delivery); or (b) by overnight delivery by a nationally recognized courier service (in which case, it shall be effective on the Business Day after being deposited with such courier service), in each case, to the address listed below:

If to Parent, Merger Sub or Ultimate Parent:

The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois 60062
Attention:                                         Jeff McRae

Beth Lapham

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:                                         John M. Schwolsky

Laura L. Delanoy

If to the Company:

SquareTrade Holding Company, Inc.

360 3rd Street, 6th Floor

San Francisco, CA 94107
Attention:                 General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:                             Joel F. Freedman

If to the Equityholder Representative or, after the Closing, to the Equityholders:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202
Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Facsimile: (303) 623-0294

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:                             Joel F. Freedman

Each of the parties may specify a different address by giving notice in accordance with this Section 10.2 to each of the other parties hereto.

10.3.                           Succession and Assignment; No Third-Party Beneficiary.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate, or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto; provided, that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is an Affiliate of Parent.  Any purported assignment, delegation or other transfer in breach of this Section 10.3 shall be null and void ab initio.  Except for (a) the rights of each Covered Party set forth in Section 6.6, (b) the rights of Equityholders (and the Equityholder Representative on their behalf) to receive the consideration payable pursuant to the terms of this Agreement at and following the Effective Time, which such rights shall be for the benefit of the Equityholders, (c) the rights of the Nonparty Affiliates with respect to any provisions of this Agreement that are for their benefit, including Section 10.1, and (d) the rights of Ropes & Gray LLP set forth in Section 10.16, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.  Each of the Persons described in clauses (a), (b), (c) and (d) of the immediately preceding sentence is and shall be an intended third-party beneficiary with respect to the applicable provisions of this Agreement, and shall have the right to enforce such provisions to the same extent as if it was a party.

10.4.                           Amendments and Waivers.  Prior to Closing, no amendment of any provision of this Agreement shall be valid and binding unless it is in writing and signed by each of the parties hereto and, in the case of the Company, is also approved by written consent or affirmative vote of the holders of at least a majority of the outstanding Shares, voting on an as-converted basis.  After the Closing, this agreement may be amended by written agreement of Parent and the Equityholder Representative.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party making such waiver and, in the case of the Company, is also approved by the holders of a majority of the outstanding Common Stock.  No waiver by any party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof.

10.5.                           Entire Agreement.  This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, and any other documents, schedules, instruments, or certificates delivered in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the parties’ intent.

10.6.                           Counterparts; Electronic Signature.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed by facsimile or .pdf signature by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

10.7.                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the parties.

10.8.                           Headings.  The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

10.9.         Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.10.       Company Disclosure Letter.  The Company Disclosure Letter shall be arranged in sections corresponding to the Sections of this Agreement for the convenience of the parties, and the disclosure of an item in one section of the Company Disclosure Letter as an exception to a particular representation or warranty in Section 4 of this Agreement shall be deemed adequately disclosed as an exception with respect to all representations and warranties in Section 4 of this Agreement to the extent that the relevance of such item to such other representations or warranties is reasonably apparent.  The Company Disclosure Letter is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company.  The inclusion of any item in the Company Disclosure Letter is not intended to imply that such item is or is not material to the Company and its Subsidiaries, or is within or outside of the ordinary course of business, and no Person may use the fact of the inclusion of any item in the Company Disclosure Letter in any dispute or controversy involving such Person as to whether any obligation, item or matter not included in the Company Disclosure Letter is or is not material to the Company and its Subsidiaries, or is within or outside of the ordinary course of business.

10.11.       Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated.  Accordingly, each of the parties hereto further agrees that, without any requirement for the posting of any bond or other undertaking and without the necessity of proving the inadequacy of money damages as a remedy, each party hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 10.13.1, in addition to any other remedy to which they may be entitled, at law or in equity.  Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that an injunction and/or specific performance will not cause an undue hardship to the parties.  Each of parties hereto further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of an injunction or specific performance.  Each party hereto further agrees that, in the event of any Action for an injunction or specific performance in respect of any such threatened or actual breach or violation, they shall not assert that a remedy at law would be adequate, that the party seeking relief would not be irreparably harmed absent such relief, or that an injunction or specific performance should not be available on the grounds that money damages are adequate or any other grounds.

10.12.       Governing Law.  This Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection with this Agreement or any of the transactions contemplated hereby, shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

10.13.       Jurisdiction; Venue; Service of Process.

10.13.1.        Jurisdiction.  Each party to this Agreement, by their execution hereof, hereby irrevocably (a) submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if but only if the Court of Chancery declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby, (b) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that venue in such courts is improper, that their property is exempt or immune from attachment or execution, that any such Action brought in the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that (subject to clause (a) above) such Action should be transferred or removed to any court other than the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such courts, and (c) agrees not to commence or prosecute any such Action other than before the above-named courts.  Notwithstanding the foregoing, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by the above-named courts.

10.13.2.        Service of Process.  Each party hereto hereby irrevocably (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, the negotiation, terms, and performance hereof, the rights of the parties hereunder, or any of the transactions contemplated hereby in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at their address specified pursuant to Section 10.2 shall constitute good and valid service of process in any such Action, and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

10.14.       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NEGOTIATION, TERMS, AND PERFORMANCE HEREOF, THE RIGHTS OF THE PARTIES HEREUNDER, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.  THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY SUCH PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15.       Equityholder Representative.

10.15.1.        As an integral component of the terms and conditions of this Agreement and the Merger, the Equityholder Representative is hereby irrevocably constituted, appointed, authorized, directed and empowered, effective as of the Effective Time, to act as sole and exclusive agent, attorney-in-fact and representative of the Equityholders, with full power of substitution, for all purposes in connection with this Agreement and each agreement ancillary hereto.

10.15.2.        A decision, act, consent or instruction of the Equityholder Representative hereunder will constitute a decision, act, consent or instruction of all Equityholders and will be final, binding and conclusive upon each of such Equityholders, and the Escrow Agent, Payments

Administrator, Parent, Merger Sub and Surviving Corporation may rely upon any such decision, act, consent or instruction of the Equityholder Representative as being the decision, act, consent or instruction of each and every such Equityholder.

10.15.3.        The Equityholder Representative will have the right to recover, at its sole discretion, from the Representative Fund Amount (such amounts in the account, at any given time, the “Representative Fund”), prior to any distribution to the Equityholders, (i) the Equityholder Representative’s out-of-pocket expenses (including fees and expenses of counsel, accountants or other agents or experts) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 10.15.5.  In the event the amount of the Representative Fund available to satisfy Representative Expenses (the “Remaining Fund Property”) is insufficient to satisfy all Representative Expenses, then each Equityholder will be obligated to pay the Representative Expenses in excess of the Remaining Fund Property (or, at the election of the Equityholder Representative, such excess amount may be deducted from any release to such Equityholders from the Escrow Amount).  Any release of the Representative Fund shall be made (i) to the Payments Administrator to be distributed to the Stockholders in accordance with their respective Pro Rata Shares and (ii) to the Surviving Corporation to be distributed to the Optionholders in accordance with their respective Pro Rata Shares through the Surviving Corporation’s payroll system in accordance with Section 3.2.4 but not later than thirty days following the date or dates on which any amount becomes due and payable.  The Equityholders will not receive any interest or earnings on the Representative Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will not be liable for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. The Equityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For Tax purposes, the Representative Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

10.15.4.        In connection with this Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Equityholder Representative hereunder, (i) the Equityholder Representative shall incur no responsibility or liability whatsoever to any of the Equityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, (ii) the Equityholder Representative shall not be liable to the Equityholders for any apportionment or distribution of payments made by the Equityholder Representative in good faith, and (iii) the Equityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Equityholder Representative pursuant to such advice shall in no event subject the Equityholder Representative to liability to any of the Equityholders.

10.15.5.        Each Equityholder shall indemnify, defend and hold harmless the Equityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Expenses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Equityholder Representative by the Equityholders, any such Representative Expenses may be recovered by the Equityholder Representative from (i) the Representative Fund Amount, (ii) any funds from the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Equityholder Representative to be paid from the Representative Fund Amount and the Escrow Amount, this does not relieve the Equityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Any restrictions or limitations on indemnity or liability set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative in this paragraph. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

10.15.6.        The Equityholder Representative may be removed at any time by written consent of a majority-in-interest of the Equityholders.  In the event that the Equityholder Representative becomes unable or unwilling to continue in its capacity as Equityholder Representative, or if the Equityholder Representative resigns as the Equityholder Representative, a majority-in-interest of the Equityholders may, by written consent, appoint a new representative as the Equityholder Representative.  Notice and a copy of any written consent removing such existing representative or appointing such new representative and bearing the signatures of a majority-in-interest of the Equityholders must be delivered to Parent and, if applicable, the Escrow Agent and Payments Administrator.  Such removal or appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and, if applicable, the Escrow Agent and Payments Administrator.  For the purposes of this Section 10.15, a “majority-in-interest of the Equityholders” means Equityholders representing in the aggregate a Pro Rata Share of greater than 50%.

10.15.7.        Following the Closing, any payments to be made to the Stockholders at any time that the Payments Agreement is not in effect shall be made to such Stockholders as directed by the Equityholder Representative.

10.15.8.        Notwithstanding anything to the contrary contained in this Agreement or any Escrow Agreement, no Equityholder shall have any right to, or any interest or claim relating to the Escrow Amount or Representative Fund unless and until it has been finally determined in accordance with the terms and conditions of this Agreement or the Escrow Agreement that such funds or other property are to be distributed to such Equityholder in accordance with the terms and conditions of this Agreement or the Escrow Agreement, as applicable.

10.16.       Waiver of Conflicts.  Ropes & Gray LLP has acted as legal counsel to the Company, its Subsidiaries and certain of the Stockholders prior to the Closing with respect to various matters, including the transactions contemplated hereby and by acting as legal counsel to certain of the Stockholders with respect to their investment in the Company, and may continue following the Closing to represent certain of the Stockholders with respect to various matters, including the transactions contemplated hereby and by acting as legal counsel to certain of the Stockholders with respect to their investment in the Company.  Each of the parties hereto, on behalf of themselves and each of their respective Affiliates, hereby waives any conflicts of interest that may arise in connection with the representation by Ropes & Gray LLP of the Company, its Subsidiaries or any of the Stockholders with respect to any matters which have already occurred or which may arise in the future, including the transactions contemplated hereby and by acting as legal counsel to certain of the Stockholders with respect to their investment in the Company.  All communications which involve attorney-client confidences and which have arisen or may arise in the future between the Company or any of its Subsidiaries, on the one hand, and Ropes & Gray LLP, on the other hand and which involve the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be confidences which belong solely to the Equityholder Representative, and no other Person shall have any access thereto.  Furthermore, all communications which involve attorney-client confidences and which have arisen or may arise in the future with respect to any representation by Ropes & Gray LLP of any Stockholder with respect to such Stockholder’s investment in the Company (including any which may have arisen or which may in the future arise in connection with the transactions contemplated hereby) shall be deemed to be attorney-client confidences that belong solely to such Stockholder, and no other Person shall have any access thereto.  No term of this Section 10.16 may be amended, waived or modified without the prior written consent of Ropes & Gray LLP.  Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Surviving Corporation or any of their Affiliates, on the one hand, and a third party (other than an Equityholder or its Affiliates), on the other hand, after the Closing, Parent (including, effective as of the Closing, on behalf of Merger Sub, the Surviving Corporation, or any of their Affiliates) may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, that, neither Parent, Merger Sub, the Surviving Corporation, the Company nor any of their Affiliates may waive such privilege without the prior written consent of the Equityholder Representative.

10.17.       Ultimate Parent Undertaking.  Ultimate Parent hereby irrevocably and unconditionally agrees, as principal and not as surety, to cause the prompt and full discharge by Parent of all of Parent’s payment obligations under this Agreement (collectively, the “Parent Obligations”), in accordance with the terms hereof. Parent acknowledges and agrees that the Parent Obligations are the joint and several obligations of Parent and Ultimate Parent. If Parent shall default in the due and punctual performance of any Parent Obligation, Ultimate Parent will forthwith make or cause to be made full payment of any amount due with respect thereto at its sole cost and expense.  Ultimate Parent hereby makes the representations and warranties set forth in Section 5, mutatis mutandis, as if it were Parent hereunder.  Notwithstanding anything to the contrary contained in this Agreement, the Ultimate Parent is a party to this Agreement solely with respect to this Section 10.17 and shall have no other obligations or liabilities pursuant to this Agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

ALLSTATE NON-INSURANCE HOLDINGS, INC.:

By:	/s/ Steven E. Shebik
Name: Steven E. Shebik
Its: Chief Financial Officer

MERGER SUB:

PIAZZA MERGER SUB INC.

By:	/s/ Mary Jane Fortin
Name: Mary Jane Fortin
Its: President

ULTIMATE PARENT:

THE ALLSTATE CORPORATION,
solely with respect to Section 10.17:

By:	/s/ Steven E. Shebik
Name: Steven E. Shebik
Its: Executive Vice President and Chief Financial Officer

THE COMPANY:

SQUARETRADE HOLDING COMPANY, INC.

By:	/s/ Ahmed Khaishgi
Name: Ahmed Khaishgi
Its: Chief Executive Officer

THE EQUITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Mark B. Vogel
Name: Mark B. Vogel
Its: Managing Director